Exhibit 2.2

EXECUTION VERSION

TRANSACTION AGREEMENT

dated as of October 16, 2026

among

INTERNATIONAL SEAWAYS, INC.,

BRAVO LTD.

and

BRUTON LIMITED

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of October 16, 2026 (this “Agreement”), is among International Seaways, Inc., a corporation formed under the laws of the Republic of the Marshall Islands (“Parent”), Bravo Ltd., an exempted company limited by shares incorporated under the laws of Bermuda and indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Bruton Limited, an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”). Parent, Merger Sub and the Company are each referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used herein shall have the meanings ascribed to such terms in Section 1.1 and elsewhere in this Agreement.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Parties wish to merge Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company of such Merger and remaining as an indirect wholly-owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, and (iii) recommended that the Bermuda Merger Agreement (as defined herein) and the transactions contemplated by the Bermuda Merger Agreement, including the Merger, be submitted to the Company Shareholders Meeting for approval;

WHEREAS, each of the board of directors of Parent (the “Parent Board”), International Seaways Operating Corporation Ltd. (as the sole shareholder of Merger Sub) and the board of directors of Merger Sub has approved this Agreement and the Transactions, including the Merger;

WHEREAS, Parent and certain shareholders of the Company (the “Exchanging Holders”) holding approximately 50.5% of the Norwegian depositary receipts (“NDRs”) representing an equal amount of outstanding shares of the Company Common Shares have entered into certain Exchange and Support Agreements, dated as of the date hereof, pursuant to which the Exchanging Holders agreed to exchange each NDR held by such Exchanging Holder for consideration consisting of 0.05190 newly issued shares of common stock, no par value of Parent (the “Exchange”, and such shares of Parent common stock, the “Registrable Securities”) and to attend the Company Shareholders Meeting and vote in favor of the Bermuda Merger Agreement and the transactions contemplated by the Bermuda Merger Agreement, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations and warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1.         Certain Definitions.

(a)            When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest or any public announcement of intention to enter into any agreement or of (or intention to make) any offer, proposal, inquiry or indication of interest by a Third Party relating to any transaction or series of related transactions involving (i) any direct or indirect acquisition, lease or other disposition of any material assets of the Company or its Subsidiaries (including any Company Vessels or voting securities of the Company’s Subsidiaries), (ii) any direct or indirect acquisition of any equity or voting securities of the Company, including by way of tender offer or exchange offer, (iii) a merger, amalgamation, consolidation, spin-off, share exchange (including a split-off), business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, extraordinary dividend, dissolution or other similar transaction involving the Company or any of its Subsidiaries, or (iv) any other transaction or series of transactions having a similar effect to those described in clauses (i), (ii) or (iii).

“Action” means any litigation, claim, action, suit, hearing, arbitration, audit, inspection, investigation or other proceeding (whether civil, criminal, administrative, labor or investigative) by or before a Governmental Authority or arbitrator(s).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition and as used otherwise in this Agreement, “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by Contract or otherwise; provided, that in no event shall any portfolio company of a private equity investor or asset management investor in a Party be deemed an Affiliate of such Party, and in no event shall Parent or any of its Subsidiaries be deemed an Affiliate of the Company.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 under the 1933 Act.

“BCA” means the Companies Act 1981, as amended, of Bermuda.

“Bermuda Merger Agreement” means the statutory merger agreement among the Company, Parent and Merger Sub substantially in the form of the agreement attached hereto as Exhibit A.

“Block Trade” means an Underwritten Offering not involving any “road show” which is commonly known as a “block trade” or “bought deal.”

“Book-Entry Share” means a Company Common Share outstanding immediately prior to the Effective Time represented by book-entry.

“Broker Engagement Agreement” means the Broker Engagement Agreement entered into among the Company, Parent and the Settling Broker prior to or as of the date hereof.

“Builder” means New Times Shipbuilding Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China, with its registered office at Dan Hua Gang Port, Jinjiang City, Jiangsu Province, the People’s Republic of China 214518.

“Business Day” means (except as otherwise expressly set forth herein) a day other than Saturday, Sunday or other day on which commercial banks located in New York, New York, Hamilton, Bermuda or Oslo, Norway are authorized or required by applicable Law to close.

“Cashout Share” means each Company Common Share whose Holder is the Holder of, in aggregate, 10,000 or fewer Company Common Shares.

“Certificate” means each certificate which, immediately prior to the Effective Time, represented outstanding Company Common Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2025, and the footnotes thereto, audited by the Company’s auditors PricewaterhouseCoopers AS.

“Company Balance Sheet Date” means December 31, 2025.

“Company Benefit Plan” means any compensation or benefit plan, including any (i) deferred compensation or retirement plan or arrangement, (ii) defined contribution retirement plan or arrangement, (iii) defined benefit retirement plan or arrangement, (iv) employee welfare benefit plan or material fringe benefit plan or program, or (v) stock purchase, stock option, severance pay, employment, change-in-control, retention, vacation pay, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, employee loan or other compensation or benefit plan, practice, contract, program, policy or other arrangement, whether written or oral, formal or informal, whether or not subject to ERISA, under which any present or former employee, director, officer, consultant, independent contractor or other individual service provider of the Company or any of its Subsidiaries has any present or future right to compensation, payments or benefits and that is sponsored or maintained or contributed to by the Company or any of its Subsidiaries.

“Company Common Shareholders” means those Persons holding outstanding Company Common Shares immediately prior to the Effective Time.

“Company Common Shares” means common shares of the Company, $0.10 par value per share.

“Company Disclosure Documents” means any form, report, schedule, statement or other document required to be filed or provided with or to the OSE, the NFSA or any other Governmental Authority by the Company or distributed or otherwise disseminated by the Company to the Company’s shareholders in connection with the Transactions.

“Company Disclosure Letter” means the Disclosure Letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent.

“Company Material Adverse Effect” means any change, effect, event, occurrence, or development that, individually or in the aggregate with all such other changes, events, occurrences or developments, (i) has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets (including Company Vessels), and liabilities (taken as a whole) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the changes, effects, events, occurrences or developments to the extent attributable to the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (A) changes in applicable Law or GAAP or authoritative interpretations thereof, in each case, after the date hereof, (B) changes in the global financial or securities markets generally or general global economic or political conditions, (C) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (D) acts of war, sabotage or terrorism, or any escalation or the worsening of the foregoing, or natural disasters, (E) other than for purposes of Section 4.3 and Section 4.16(d), the execution or performance of this Agreement or the announcement or consummation of the Transactions, (F) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (provided that, in the case of this clause (F), the underlying cause of any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (G) the taking of any action required or permitted by this Agreement provided, that the exception in this clause (G) shall not apply to any representation or warranty contained in Section 4.3 or Section 4.16(d)); provided, that the effect of any matter referred to in clauses (A), (B), (C), or (D) shall only be excluded to the extent that such matter does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other entities operating in the same industry, or (ii) has or would reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or materially delay the ability of the Company to consummate the Transactions.

“Company Option” means an award of an option to purchase shares of Company Common Shares pursuant to the Scheme or otherwise.

“Company Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (iii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business consistent with past practices for amounts that are not yet due and payable or that are being contested in good faith, (iv) Liens on Company Vessels for crews’ wages and salvage, for claims covered by insurance, and for maritime liens arising in the ordinary course of business which secure obligations not yet due and payable or not more than thirty (30) days overdue, (v) other Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of the Company’s or its Subsidiaries’ property and assets and arising by operation of law which secure obligations not yet due or payable or not more than thirty (30) days overdue, (vi) restrictions on transfer of securities under applicable securities Laws, (vii) Liens that will be released on or prior to the Closing Date, (viii) Liens granted to the applicable lessor in connection with the leaseback financing of the Company Vessels and (ix) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of the property or assets encumbered thereby.

“Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, derivative, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind, whether written or oral.

“Dissenting Company Shares” means the Company Common Shares held by Dissenting Shareholders.

“Dissenting Shareholder” means a Company Common Shareholder who, in respect of any Company Common Shares registered in its name immediately prior to the Effective Time, (i) did not vote such Company Common Shares in favor of the Company Shareholders Approval at the Company Shareholders Meeting, and (ii) either (whether before or after the Effective Time) (A) validly elected, in accordance with the Bermuda Merger Agreement, to be paid the Stated Fair Value in respect of such Company Common Shares, or (B) made an application to the Supreme Court of Bermuda in accordance with Section 106(6) of the BCA in respect of such Company Common Shares and has not made an Appraisal Withdrawal.

“Environmental Laws” means applicable Laws, any agreement with any Governmental Authority and Maritime Guidelines, in each case, relating to human health and safety, the environment or to pollutants, natural resources, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq., the Oil Pollution Act of 1990, the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any state and local or foreign counterparts or equivalents).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Euronext Growth Oslo” means the multilateral trading facility operated by OSE on which the Company Common Shares are admitted to trading.

“GAAP” means accounting principles generally accepted in the United States, consistently applied.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States (including Bermuda and Norway), international, multinational, supranational (including the European Union or the European Central Bank) or other government or body, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization, including the NYSE and the OSE.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises, accreditations, exemptions, variances, easements, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any applicable Law.

“Holder” means, in respect of a Company Common Share as at immediately prior to the Effective Time, (i) where such share is represented by an NDR, the Person in whose VPS appraisal account such NDR is registered, and (ii) otherwise, the Person registered in the register of members of the Company as its holder.

“Indebtedness” means, with respect to any Person as of any date of determination, without duplication, any (i) obligation of such Person with respect to any indebtedness for borrowed money as of such date (including all obligations for principal, accrued interest, and any premiums, penalties, fees, expenses and breakage costs that are payable by such Person as of such date), (ii) obligation of such Person with respect to any indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security as of such date (including all obligations for principal, accrued interest, and any premiums, penalties, fees, expenses and breakage costs that are payable by such Person as of such date), (iii) obligation of such Person with respect to any sale/leaseback or similar arrangement in respect of a vessel (including all obligations for principal, accrued interest, and any premiums, penalties, fees, expenses and breakage costs that are payable by such Person as of such date), (iv) all reimbursement obligations with respect to outstanding banker’s acceptances or letters of credit, but in the case of letters of credit only to the extent drawn as of such date, (v) liability of such Person as of such date with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (vi) responsibility or liability of such Person as of such date directly or indirectly as obligor, guarantor, surety or otherwise of any of the foregoing, and (vii) obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Knowledge of Parent” or any similar phrase means the actual knowledge of Lois K. Zabrocky or Jeffrey D. Pribor.

“Knowledge of the Company” or any similar phrase means the actual knowledge of Tor Olav Troim, Bjorn Isaksen, Lars-Christian Svensen, Vidar Hasund, Petter Lalic and Christian Dahll.

“Law” means any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, hypothecation, charge, security interest, infringement, interference, right of first refusal, right of first offer, preemptive right, option, community property right or other adverse claim or encumbrance of any kind in respect of such property or asset.

“Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands, Liberia and Bermuda) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Company Vessel or Parent Vessel, as applicable, and to which a Company Vessel or Parent Vessel, as applicable, is subject and required to comply with, imposed, published or promulgated by any relevant Governmental Authority, the International Maritime Organization, such Company Vessel’s or Parent Vessel’s, as applicable, classification society or the insurer(s) of such Company Vessel or Parent Vessel, as applicable.

“Material Contracts” means each Contract described in Section 4.14(a).

“Merger Consideration” means the Parent Shares and cash to be issued pursuant to Section 3.1(a) and Section 3.1(b).

“Newbuildings” means vessels contracted to be constructed, under construction or newly constructed for, but not yet delivered to the Company or any of its Subsidiaries, other than Company Vessels.

“NFSA” means the Norwegian Financial Supervisory Authority.

“Norwegian Securities Trading Act” means the Norwegian Securities Trading Act of June 29, 2007, no. 75, as amended.

“NYSE” means the New York Stock Exchange.

“Order” means any injunction, judgment, decree, order, ruling, writ, assessment, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“OSE” means Oslo Børs ASA.

“Parent Balance Sheet” means the audited consolidated balance sheet of Parent as of December 31, 2025, and the footnotes thereto, audited by Parent’s auditors Ernst & Young LLP.

“Parent Disclosure Documents” means any form, report, schedule, statement or other document required to be filed or provided with or to the SEC, the NYSE, or other Governmental Authority by Parent or distributed or otherwise disseminated by Parent to Parent’s shareholders or the Company’s shareholders in connection with the Transactions.

“Parent Disclosure Letter” means the Disclosure Letter dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, or development that, individually or in the aggregate with all such other changes, events, occurrences or developments, (i) has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets (including Parent Vessels), and liabilities (taken as a whole) or results of operations of Parent and Parent’s Subsidiaries, taken as a whole; provided, that none of the changes, effects, events, occurrences or developments to the extent attributable to the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (A) changes in applicable Law or GAAP or authoritative interpretations thereof, in each case, after the date hereof, (B) changes in the global financial or securities markets generally or general global economic or political conditions, (C) changes or conditions generally affecting the industry in which Parent and its Subsidiaries operate, (D) acts of war, sabotage or terrorism, or any escalation or worsening of the foregoing, or natural disasters, (E) other than for purposes of Section 5.3, the execution or performance of this Agreement or the announcement or consummation of the Transactions, (F) any failure by the Parent and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (provided that, in the case of this clause (F), the underlying cause of any such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred), or (G) the taking of any action required or permitted by this Agreement (provided, that the exception in this clause (G) shall not apply to any representation or warranty contained in Section 5.3); provided, that the effect of any matter referred to in clauses (A), (B), (C) or (D) shall only be excluded to the extent that such matter does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other entities operating in the same industry, or (ii) has or would reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or materially delay the ability of Parent to consummate the Transactions.

“Parent Permitted Liens” means (i) Liens disclosed on the Parent Balance Sheet, (ii) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (iii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business consistent with past practices for amounts that are not yet due and payable or that are being contested in good faith, (iv) Liens on Parent Vessels for crews’ wages and salvage, for claims covered by insurance, and for maritime liens arising in the ordinary cause of business which secure obligations not yet due and payable or not more than thirty (30) days overdue, (v) other Liens incidental to the conduct of the business of Parent and its Subsidiaries or the ownership of Parent’s or its Subsidiaries’ property and assets and arising by operation of law which secure obligations not yet due and payable or not more than thirty (30) days overdue, (vi) restrictions on transfer of securities under applicable securities Laws, (vii) Liens that will be released on or prior to the Closing Date, (viii) Liens on the ordinary shares of Merger Sub owned by Parent and (ix) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of the property or assets encumbered thereby.

“Parent Shares” means the registered shares of Parent, no par value per share.

“Parent Vessels” means the vessels owned or leased by Parent or its Subsidiaries.

“Per Share Cash Consideration” means $6.3044.

“Per Share Stock Consideration” means 0.05190 Parent Shares for each Company Common Share (excluding the Specified Company Shares).

“Person” means an individual, corporation, partnership, limited liability company, a trust, an unincorporated association, or other entity or organization, including a Governmental Authority.

“Registration” means a registration with the SEC of the offer and sale of any Parent common stock under a Registration Statement.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, consultants, counsel, accountants, agents, advisors, investment bankers and other representatives of, or Persons retained by, such Person.

“Sanctioned Country” means a country, region, or territory which is itself the subject or target of any comprehensive sanctions that broadly prohibit dealings with that country, region, or territory (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person with whom dealings are prohibited under any Sanctions Laws, including as a result of being (a) any Person identified in any list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union, or any European Union member state; (b) any Person located, organized, resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country or (c) owned or controlled by, or acting on behalf of, any Person described in clauses (a) or (b).

“Sanctions Laws” means all Laws administered or enforced by the United States government, including those administered or enforced from time to time by OFAC, the United States Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, concerning economic or financial sanctions, including trade embargoes and export restrictions, the freezing or blocking of assets of targeted Persons, and the ability to engage in transactions with specified persons or countries including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Scheme” means the Company’s Share Option Scheme, adopted November 5, 2025.

“SEC” means the United States Securities and Exchange Commission.

“Settling Broker” means Clarksons Securities AS or such other bank or independent financial institution in Norway (or non-Norwegian Affiliate thereof) selected by Parent.

“Shelf Registration Statement” means a registration statement of Parent filed with the SEC on Form S-3 (or any successor form or other appropriate form under the 1933 Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any similar rule that may be adopted by the SEC) or, if Parent is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the 1933 Act, or any successor rule that may be adopted by the SEC, and all amendments and supplements to such registration statement (including post-effective amendments), covering the Registrable Securities, as applicable.

“Specifications” means the specifications, general arrangement, makers’ list and meeting memorandum referred to in each shipbuilding Contract and relevant to each Vessel under construction.

“Specified Company Shares” means any Company Common Shares to be canceled in accordance with Section 3.1(b).

“Stated Fair Value” means the fair value of each Company Common Share, expressed as a sum of money in U.S. dollars, as determined by the Company Board and stated in the notice of the Company Shareholders Meeting pursuant to Section 106(2)(b)(i) of the BCA.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Surviving Company Share” means a common share of the Surviving Company, $0.1 par value per share.

“Taxes” means all income, premium, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, use, production, transfer, real estate transfer, tariff, stamp, license, occupancy, registration, payroll, employment, social security, severance, unemployment, disability, withholding, duties (including import and custom duties), windfall profits, intangibles, franchise, backup withholding, value added, goods and services, consumption, capital levy, harmonized sales, occupation, environmental, freight, tonnage, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments of any kind in the nature of taxes imposed by any Governmental Authority whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all estimated taxes, deficiency assessments, additions to tax, penalties and interest (including any interest in respect of such penalties or additions), whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any return, declaration, report, document, claim for refund, election, disclosure, documentation with respect to transfer pricing or any other similar report, estimate or information return or statement filed or required to be filed with respect to Taxes, including any attachments, exhibits or other materials submitted therewith and any schedule, supplement or attachment thereto, and including any amendment thereof.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transactions” means the transactions contemplated by this Agreement and the Bermuda Merger Agreement, including the Merger.

“Underwritten Offering” means a Registration in which securities of Parent are Sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

“VPS” means the Norwegian central securities depository, Euronext Securities Oslo (Verdipapirsentralen).

(b)            For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (ix) a reference to any Contract will include such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed in the Company Disclosure Letter or the Parent Disclosure Letter, all such amendments, supplements or modifications must also be listed in the Company Disclosure Letter or the Parent Disclosure Letter; (x) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (xi) all references to “day” or “days” are to calendar days; (xii) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars; (xiii) a Party’s obligation to not unreasonably withhold its consent (or similar construction) to any action shall not be deemed to imply that there are circumstances where it would be unreasonable for the Party to withhold its consent to the action in question; and (xiv) references in Article III to a Company Common Shareholder receiving or being entitled to any consideration shall, in respect of Company Common Shares represented by NDRs, be read as references to the Holder, and such consideration shall be delivered to the Holder’s VPS account through the VPS and the Settling Broker; except for the purposes of the BCA, the Company Shareholders Approval and the definition of Dissenting Shareholder.

(c)            Delivery of Documents and Information. Any document, list or other item shall be deemed to have been “made available” or “delivered” to Parent by the Company for all purposes hereof if such document, list or other item was posted no less than one (1) Business Day prior to the date of this Agreement and remained so posted and accessible continuously through the Closing in the virtual data room hosted by Datasite created and maintained by the Company in connection with the transactions contemplated by this Agreement.

(d)            Additional Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Appraisal Withdrawal	Section 3.1(e)
Blackout Period	Section 7.4(b)
BO Act	Section 4.2(c)
Certificate of Merger	Section 2.1(c)
Closing	Section 2.1(b)
Closing Date	Section 2.1(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 4.2(b)
Company Charter Documents	Section 4.1
Company Filing Documents	Section 4.6(a)
Company Group Charter Documents	Section 4.5(b)
Company Interested Party Transaction	Section 4.23
Company Securities	Section 4.4(b)
Company Shareholders Approval	Section 4.2(a)
Company Shareholders Meeting	Section 8.1(d)
Company Subsidiary Charter Documents	Section 4.5(b)
Company Subsidiary Securities	Section 4.5(c)
Company Vessels	Section 4.13(a)
Confidentiality Agreement	Section 6.3
Control	Section 1.1 — Definition of Affiliate
Controlled by	Section 1.1 — Definition of Affiliate
D&O Insurance	Section 7.1(c)
Effective Time	Section 2.1(c)
End Date	Section 10.1(b)(i)
Equitable Exceptions	Section 4.2(a)
Exchange	Recitals
Exchange Fund	Section 3.2(a)
Exchanging Holders	Recitals
Indemnified Person	Section 7.1(a)
intentional breach	Section 10.2
Letter of Transmittal	Section 3.2(c)(i)

Material Company Breach	Section 10.1(d)
Material Parent Breach	Section 10.1(c)
Merger	Recitals
Merger Application	Section 2.1(c)
Merger Sub	Preamble
Merger Sub Shareholder Approval	Section 5.2(a)
OFAC	Section 4.24(a)
Parent	Preamble
Parent Board	Recitals
Parent Charter Documents	Section 5.1
Parent SEC Documents	Section 5.5(a)
Parent Securities	Section 5.4(b)
Parties	Preamble
Party	Preamble
Policies	Section 4.19
Premium Cap	Section 7.1(c)
Proxy Statement	Section 8.1(a)
Registrable Securities	Recitals
Registrar	Section 2.1(c)
Surviving Company	Section 2.1(a)
Takeover Statute	Section 4.22
under common Control with	Section 1.1 — Definition of Affiliate
Undistributed Parent Shares	Section 3.2(b)

Article II
THE MERGER

Section 2.1.         The Merger.

(a)            The Merger. Upon the terms and subject to the conditions of this Agreement and the Bermuda Merger Agreement and in accordance with the BCA, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate existence of Merger Sub will cease, and the Company will continue its corporate existence under the BCA as the surviving company of the Merger (the “Surviving Company”).

(b)            Closing. Subject to the provisions of Article IX, the closing of the Merger (the “Closing”) shall take place: (i) remotely via the electronic exchange of documents and signatures, as soon as possible, but in any event no later than the date that is three (3) Business Days after the date the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions; or (ii) at such other place, at such other time or on such other date as the Parties may mutually agree in writing. The date on which the Closing actually takes place and is completed (including the issuance of the Merger Consideration to the Settling Broker in the name and on behalf of and for the account and benefit of the Company Common Shareholders) is referred to as the “Closing Date”.

(c)            Effective Time. Upon the terms and subject to the conditions set forth in this Agreement and the Bermuda Merger Agreement, on or prior to the Closing Date, Parent, Merger Sub and the Company shall (a) execute and deliver the Bermuda Merger Agreement, (b) cause an application for registration of the Surviving Company (the “Merger Application”) to be prepared and filed with the Registrar of Companies in Bermuda (the “Registrar”) and in accordance with Section 108 of the BCA, and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”), effective as of the Closing Date and at the time of day mutually agreed upon by the Company and the Parent as set forth in the Merger Application. The Merger will take effect upon the issuance of the Certificate of Merger by the Registrar or at such later date or time as may be agreed by the Parties in writing and specified in the Certificate of Merger in accordance with the BCA (such time, the “Effective Time”).

(d)            Effects of the Merger. The Merger will have the effects set forth in this Agreement, the Bermuda Merger Agreement, the Certificate of Merger and the applicable provisions of the BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the undertakings and property of the Company and Merger Sub shall vest in the Surviving Company and all liabilities, obligations and claims of the Company and Merger Sub shall become the liabilities, obligations and claims of the Surviving Company.

(e)            Memorandum of Association and Bye-laws. At the Effective Time, by virtue of the Merger, (i) the memorandum of association of the Company shall be amended and reinstated in its entirety in the form of the Merger Sub memorandum of association as in effect immediately prior to the Effective Time, and (ii) the bye-laws of the Company shall be amended and restated in their entirety in the form of the bye-laws of Merger Sub as in effect immediately prior to the Effective Time, in each case until thereafter amended in accordance with their terms and applicable Law.

(f)            Directors and Officers of Surviving Company. The directors and officers of Merger Sub at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Company and shall hold office in accordance with the memorandum of association and bye-laws of the Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Article III
EFFECT OF THE MERGER

Section 3.1.         Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Common Shareholder or the holder of any common shares of Merger Sub:

(a)            each Company Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any Specified Company Shares and (ii) any Dissenting Company Shares) shall be cancelled and automatically converted into the right to receive the Per Share Stock Consideration, or in the case of a Cashout Share, the Per Share Cash Consideration. As of the Effective Time, all such Company Common Shares (other than (i) any Specified Company Shares and (ii) any Dissenting Company Shares) shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, in the manner contemplated by Section 3.2;

(b)            each Company Common Share that is held in the treasury of the Company or owned by (i) the Company or any of its Subsidiaries, or (ii) Parent, Merger Sub or their respective Subsidiaries (in each case, other than any such Company Common Shares held in a fiduciary, representative or other capacity on behalf of third parties), shall automatically be canceled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)            each common share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable Surviving Company Share, and shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately after the Effective Time; and

(d)            notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time the outstanding Parent Shares or the outstanding Company Common Shares shall have changed into a different number of shares or a different class by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, reorganization, stock split, reverse stock split, stock consolidation, combination, repurchase, exchange of shares or other similar change or event, or a record date with respect to any such event shall occur during such period, then the Merger Consideration, the Per Share Stock Consideration and the Per Share Cash Consideration shall be correspondingly adjusted to reflect such stock dividend or distribution, subdivision, reclassification, recapitalization, reorganization, stock split, reverse stock split, stock consolidation, combination, repurchase, exchange of shares or other similar change or event.

(e)            Dissenting Company Shares.

(i)            At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Dissenting Company Share shall be automatically cancelled and, unless otherwise expressly required by applicable Law, converted into the right to receive the Stated Fair Value in cash in accordance with the Bermuda Merger Agreement, provided that, if any holder of Dissenting Company Shares has made an application to the Supreme Court of Bermuda under Section 106(6) of the BCA in respect of which it has not withdrawn, waived, or failed to perfect its right to appraisal under Section 106(6) of the BCA (any such withdrawal, waiver, or failure, an “Appraisal Withdrawal”) and the fair value of a Dissenting Company Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the BCA (the “Appraised Fair Value”) exceeds the Paid Amount, such holder shall be entitled to receive from the Surviving Company, in cash, within one month after the Appraised Fair Value is appraised by the Supreme Court of Bermuda, an amount equal to the product of (1) the amount by which the Appraised Fair Value exceeds the Paid Amount, multiplied by (2) the number of Dissenting Company Shares held by such holder in respect of which such application was made. For the purposes of this Section 3.1(e)(i), “Paid Amount” means the Stated Fair Value paid or payable in respect of the relevant Dissenting Company Share. No adjustment shall be made, and no amount shall be repayable by any holder, if the Appraised Fair Value is equal to or less than the Paid Amount.

(ii)            The Company shall give Parent (i) prompt notice of (a) any demands for appraisal of Dissenting Company Shares or Appraisal Withdrawals and any other written instruments received by the Company relating to dissenter or appraisal rights, and (b) to the extent of Knowledge of the Company thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Company Shares; and (ii) to the extent permitted by applicable Law, the right to participate with the Company in any settlement negotiations and legal proceedings with respect to demands for appraisal pursuant to the BCA in respect of the Dissenting Company Shares. The Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, settle (or offer to settle) any demands for appraisal or waive any Company Common Shareholder’s failure to take any action (or omit to take any action) in order to exercise or perfect such Person’s right to appraisal.

(f)            Treatment of Company Options.

(i)            Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right of the holder to receive, without interest, that number of Parent Shares (rounded down to the nearest whole share) equal to the Per Share Stock Consideration multiplied by the quotient of (A) the product of (1) the number of Company Common Shares subject to such Company Option as of immediately prior to the Effective Time multiplied by (2) the excess, if any, of the Per Share Cash Consideration over the exercise price per Company Common Share subject to such Company Option divided by (B) the Per Share Cash Consideration, less any applicable Taxes required to be withheld (which for the avoidance of doubt shall not include the employer-paid portion of any Norwegian social security tax (arbeidsgiveravgift) payable in relation to the options for the Norwegian tax residents which shall be reported and paid by Peak Maritime Management AS and recharged to the Company). Any Company Option that has an exercise price per Company Common Share subject to such Company Option that is equal to or greater than the Per Share Cash Consideration shall be cancelled at the Effective Time for no consideration.

(ii)           Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Scheme) shall adopt such resolutions or take such other actions as may be required or appropriate to effect the transactions described in this Section 3.1(f) and to terminate the Scheme, in each case effective as of the Effective Time.

Section 3.2.         Delivery of Consideration.

(a)            Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall, for the sole benefit of the Company Common Shareholders, provide to the Settling Broker evidence of Parent Shares in book-entry form issuable pursuant to Section 3.1 and deposit with the Settling Broker cash in an amount equal to the aggregate amount of cash into which the Cashout Shares shall be converted pursuant to Section 3.1(a) of this Agreement and cash in lieu of fractional shares due to Company Common Shareholders pursuant to Section 3.2(e) (the “Exchange Fund”)). In the event the Exchange Fund shall be insufficient to make the payments to the Company Common Shareholders as contemplated by Section 3.1, Parent shall take all actions necessary to promptly deposit additional Parent Shares or funds, as applicable, with the Settling Broker in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Settling Broker to make, and the Settling Broker shall make, delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Settling Broker as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to Company Common Shareholders pursuant to this Article III, and following any losses from any such investment, Parent shall reasonably promptly deposit (or cause to be deposited) additional cash in immediately available funds to the Settling Broker for the benefit of Company Common Shareholders at the Effective Time in the amount of such losses, which additional cash will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investments shall be paid to the Surviving Company on the earlier of (i) nine (9) months after the Effective Time or (ii) the full payment of the Exchange Fund.

(b)            Undistributed Parent Shares. The Broker Engagement Agreement shall provide that, to the extent that there is any shareholders meeting of Parent with a record date occurring during the period of time that the Settling Broker holds any undistributed Parent Shares in the Exchange Fund (“Undistributed Parent Shares”), the Settling Broker will not vote for any of such Undistributed Parent Shares on any matter presented for a vote at such Parent shareholders meeting or any postponement or adjournment thereof. Whenever a dividend or other distribution is declared or made with respect to Parent Shares with a record date for such dividend or distribution after the Closing Date, it shall be paid by Parent to the Settling Broker with respect to all Undistributed Parent Shares on such record date (and such dividends or distributions shall be added to the Exchange Fund and shall be paid over by the Settling Broker to the Company Common Shareholders (other than the holders of Specified Company Shares and the holders of Dissenting Company Shares) to which the corresponding Parent Shares receiving such dividends or distributions are distributed by the Settling Broker upon such Company Common Shareholders’ proper delivery pursuant to Section 3.2(c) of a letter of transmittal and Certificate or Book-Entry Shares).

(c)            Company Common Shares.

(i)            As soon as reasonably practicable after the Closing Date, the Settling Broker shall mail or otherwise deliver to each Company Common Shareholder whose Company Common Shares were cancelled and converted into the right to receive the Per Share Stock Consideration or Per Share Cash Consideration hereunder, as applicable: (A) a letter of transmittal (the “Letter of Transmittal”), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit in accordance with Section 3.4) by the Settling Broker or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify, (B) any notice required pursuant to the BCA, and (C) instructions for use in effecting the surrender of the Certificates or transfer of the Book-Entry Shares, as applicable, held by such Company Common Shareholder. In the event a Company Common Shareholder does not deliver to the Settling Broker a duly executed and completed Letter of Transmittal and does not deliver the Certificate(s) or surrender the Book-Entry Shares held by such Company Common Shareholder, such Person shall not be entitled to receive the Per Share Stock Consideration or Per Share Cash Consideration relating to such Certificate or Book-Entry Share unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) or Book-Entry Shares (or an affidavit in accordance with Section 3.4), as applicable, to the Settling Broker. Exchange of any Book-Entry Shares shall be effected in accordance with the Settling Broker’s customary procedures with respect to securities represented by book entry. Until surrendered as contemplated by this Section 3.2(c)), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Stock Consideration or Per Share Cash Consideration pursuant to Section 3.1(a) and this Section 3.2. If payment of the Per Share Stock Consideration or Per Share Cash Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Per Share Stock Consideration or Per Share Cash Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not required to be paid. Payment of the applicable Per Share Stock Consideration or Per Share Cash Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(ii)           Upon the Settling Broker’s receipt of a duly executed and completed Letter of Transmittal and the surrender of the Certificates or transfer of the Book-Entry Shares held by any Company Common Shareholder (or an affidavit in accordance with Section 3.4), the Settling Broker shall deliver, in accordance with Section 3.1(a), to such Company Common Shareholder an aggregate number of such Parent Shares equal to such Company Common Shareholder’s Per Share Stock Consideration or Per Share Cash Consideration, as applicable, for each Company Common Share properly surrendered by such Company Common Shareholder pursuant hereto.

(iii)          The Per Share Stock Consideration or Per Share Cash Consideration paid or payable and issued or issuable upon the surrender of Company Common Shares in accordance with the terms of this Article III shall be paid or payable and issued or issuable in full satisfaction of all rights pertaining to the Company Common Shares.

(d)            Transfer Books Closed. From and after the Effective Time, the transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time.

(e)            No Fractional Shares. No fractional Parent Shares shall be issued in connection with the Merger, but, in lieu thereof, any Person who would otherwise be entitled to a fraction of a Parent Share (after aggregating for each particular Certificate or Book-Entry Share all fractional shares of Parent Shares to be received by such Person) shall receive from the Settling Broker an amount in cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction and (ii) the Per Share Cash Consideration. The Parties acknowledge that payment of the cash consideration in lieu of delivering fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the delivery of fractional Parent Shares.

(f)            Undistributed Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Company Common Shareholders (other than the holders of Specified Company Shares and the holders of Dissenting Company Shares), for six (6) months after the Closing Date shall be delivered to a Subsidiary of the Surviving Company designated by Parent, and any such Person, to the extent such Person has not previously complied with this Section 3.2 shall thereafter look only to Parent for, and Parent shall remain liable for, the Per Share Stock Consideration and Per Share Cash Consideration to which such Person is entitled pursuant to this Agreement.  Any such portion of the Exchange Fund remaining unclaimed by the Company Common Shareholders (other than the holders of Specified Company Shares and the holders of Dissenting Company Shares) for five (5) years after the Closing Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)            No Liability. None of Parent, Merger Sub, the Company, the Surviving Company, the Settling Broker or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder or Exchanging Holder of Company Common Shares or to any other Person with respect to any Parent Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Parent, free and clear of any claims or interest of any such holders, their successors, assigns or personal representatives previously entitled thereto or any other Person.

(h)            Dispute Resolution. Prior to the Closing Date, any disputes regarding this Section 3.2 shall be addressed and resolved jointly by the Company and Parent, and any amendments to or waivers of any provision of this Section 3.2 shall be made jointly by the Company and Parent. After the Closing, any such disputes shall be addressed and resolved by the Parent Board.

Section 3.3.         Withholding Rights. Notwithstanding any provision contained in this Agreement to the contrary, Settling Broker, the Surviving Company, Parent, Merger Sub and each other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable to any Person in connection with the Transactions such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable state, local or foreign Tax Law. To the extent that any such amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, each of Settling Broker, the Surviving Company, Parent, Merger Sub and any other applicable withholding agent is expressly authorised to sell any Parent Shares otherwise issuable to any Person pursuant to the Merger to the extent necessary to satisfy any Tax withholding obligation with respect thereto.

Section 3.4.         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Company Common Shareholder claiming such Certificate to be lost, stolen or destroyed (in form and substance reasonably satisfactory to Parent) and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it or the Settling Broker, as the case may be, with respect to such Certificate, the Settling Broker shall pay, in exchange for such lost, stolen or destroyed Certificate, the Per Share Stock Consideration or Per Share Cash Consideration to be paid in respect of the Company Common Shares, as the case may be, represented by such Certificate, as contemplated by this Article III.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company Disclosure Letter, or (ii) as disclosed in Company Filing Documents filed or furnished and made publicly available on or after January 1, 2026 through the date of this Agreement to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements included in any such reports, schedules, forms or documents and any other disclosures included therein to the extent that such statements are primarily cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub that:

Section 4.1.         Organization, Qualification and Corporate Power. The Company is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of Bermuda, and has all requisite corporate power and authority and all Governmental Authorizations, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable) or has equivalent status, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing or to have equivalent status would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the memorandum of association, bye-laws and any other governing documents of the Company (the “Company Charter Documents”) as currently in effect as of the date hereof.

Section 4.2.         Authorization.

(a)            The delivery and performance by the Company of this Agreement, the Bermuda Merger Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the Company Shareholders Approval, have been duly authorized by all necessary corporate action on the part of the Company. The only vote of the holders of any of the Company’s share capital required to complete the Transactions, including the Merger and to approve the adoption of the Bermuda Merger Agreement and the transactions contemplated thereby, including the Merger, is the affirmative vote of at least a simple majority of the votes cast by the holders of the Company Common Shares represented (either in person or by proxy) and voting at the Company Shareholders Meeting (the “Company Shareholders Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights or remedies; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (clauses (i) and (ii), collectively, the “Equitable Exceptions”).

(b)            At a meeting duly called and held, the Company Board has (A) determined that the Bermuda Merger Agreement and the transactions contemplated thereby, including the Merger are fair to and in the best interests of the Company and the Company’s shareholders, (B) approved, adopted and declared advisable the Bermuda Merger Agreement and the transactions contemplated thereby, including the Merger, and (C) recommended that the Bermuda Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the Company Shareholders Meeting for approval by the shareholders of the Company (such recommendation, which as of the date of this Agreement has not been rescinded, modified or amended in any respect, the “Company Board Recommendation”).

(c)            Assuming the accuracy of the representations and warranties set forth in Section 5.2(b), the execution, delivery and performance by the Company of this Agreement, the Bermuda Merger Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Merger Application with the Registrar pursuant to the BCA and by relevant authorities of other jurisdictions in which the Company is qualified to do business, (ii) any filing with, or notification to, the Registrar pursuant to the Beneficial Ownership Act 2025 of Bermuda and the regulations and orders made thereunder (the “BO Act”) in respect of any change in the beneficial ownership (or in the registrable persons) of the Company and, as applicable, any of its Subsidiaries incorporated in Bermuda resulting from the Transactions, including any notification required in connection with the Company or any such Subsidiary becoming subject to, or ceasing to be exempt from, the BO Act, and (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and the rules and requirements of the Euronext Growth Oslo, including the filing of any Company Disclosure Documents with the OSE.

Section 4.3.         Noncontravention. Except as set forth in Section 4.3 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, the Bermuda Merger Agreement and the consummation of the Transactions do not and will not (i) violate any provision of the Company Charter Documents or the comparable organizational documents, as applicable, of any of the Company’s Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.2(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 4.2(c), require any consent or other action by any Person under, result in a violation or breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit of the Company or any of its Subsidiaries under any provision of any Material Contract or any Governmental Authorization of the Company or any of its Subsidiaries, or (iv) result in the loss of, or creation or imposition of any Lien (other than Company Permitted Liens) on, any asset of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), as would not have a Company Material Adverse Effect.

Section 4.4.         Capitalization.

(a)            The authorized share capital of the Company consists of 400,000,000 Company Common Shares. As of the date of this Agreement, the issued capital of the Company consists of 61,923,808 Company Common Shares, of which all 61,923,808 Company Common Shares are outstanding and no Company Common Shares are held in treasury. All outstanding shares of share capital of the Company have been duly authorized and validly issued and fully paid and nonassessable and are free of preemptive or similar rights under any provision of the BCA and the Company Charter Documents or any agreement to which the Company is a party or otherwise bound.

(b)            Except as set forth in Section 4.4(a) above or Section 4.4(b) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares of share capital of or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of share capital or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any share capital or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for share capital or other voting securities or ownership interests in the Company, or (iv) restricted shares, stock appreciation rights, restricted stock units, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Except as set forth in Section 4.4(b) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. The Company and its Subsidiaries are not a party to any voting agreements, voting trusts, proxies or other similar agreements or understandings with respect to the voting of any Company Common Shares or other Company Securities. Except as set forth in Section 4.4(b) of the Company Disclosure Letter or as may be required by applicable securities Laws and regulations, the Company and its Subsidiaries are not bound by any obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Company Common Shares or other Company Securities.

(c)            As of the date of this Agreement, there are 825,000 Company Options issued and outstanding. Section 4.4(c) of the Company Disclosure Letter sets forth each issued and outstanding Company Option, including (i) the holder of record, (ii) the number of Company Common Shares issuable upon exercise of such Company Option, (iii) the grant date and (iv) the exercise price. Each Company Option was granted in compliance with all applicable Laws and the terms and conditions of the applicable equity plan and agreement under which it was granted. No outstanding Company Option is held by a current or former employee, independent contractor or other individual service provider who is a U.S. taxpayer.

(d)            There is no outstanding Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

(e)            Except as set forth in this Section 4.4, no Subsidiary of the Company owns (i) any Company Common Shares or (ii) any other Company Securities.

Section 4.5.         Subsidiaries.

(a)            Section 4.5(a) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company, together with the jurisdiction of incorporation or formation of each such Subsidiary, the form of organization of each such Subsidiary, the voting securities or other ownership interests of each such Subsidiary and the name of each holder thereof. All outstanding ownership interests of the Company Subsidiaries are validly issued and fully paid and nonassessable (to the extent such concepts apply), and free of preemptive or similar rights under any provision of applicable Law, the Company Subsidiary Charter Documents (as defined below), or any agreement to which the Subsidiaries are a party or otherwise bound.

(b)            Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (except with respect to jurisdictions that do not recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or formation, and has all requisite power, Governmental Authorizations and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be in good standing or possess such Governmental Authorizations would not have a Company Material Adverse Effect. Each such Subsidiary of the Company is duly qualified or licensed as a foreign corporation, limited liability company or other applicable entity to do business, and is in good standing in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the memorandum of association or bye-laws (or comparable organization documents, as applicable) of each of the Subsidiaries of the Company (the “Company Subsidiary Charter Documents”, and, together with the Company Charter Documents, the “Company Group Charter Documents”) as currently in effect.

(c)            All of the outstanding shares of capital stock of, or voting securities of, or other ownership interests in, each Subsidiary of the Company, are owned by the Company directly or indirectly, free and clear of any Liens (other than Company Permitted Liens). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, restricted stock units, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii), together with all of the outstanding capital stock of, or other voting securities of, or ownership interests in, each Subsidiary of the Company, being referred to collectively as the “Company Subsidiary Securities”). Except as set forth in Section 4.5(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or other ownership interests in any Person, except for the Subsidiaries of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth in Section 4.5(c) of the Company Disclosure Letter, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person.

(d)            There is no outstanding Indebtedness of the Subsidiaries of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which equity holders of such Subsidiaries may vote.

Section 4.6.         Filings.

(a)            The Company has filed with or furnished to the NFSA and/or the OSE (as applicable), all reports, schedules, forms, statements, prospectuses, registration statements and other documents, as such documents may be amended, supplemented or restated, required to be filed with or furnished to the NFSA and/or the OSE (as applicable) by the Company since November 28, 2024 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company Filing Documents”).

(b)            As of its filing date (or, if amended, by a filing prior to the date hereof, on the date of such filing), each Company Filing Document complied, and each Company Filing Document filed subsequent to the date hereof and prior to the earlier of the Closing Date and the termination of this Agreement will comply on its face, as to form in all material respects with the applicable requirements of the Norwegian Securities Trading Act and the rules and requirements applicable to issuers admitted to trading on Euronext Growth Oslo at the time of such filing. To the Knowledge of the Company, none of the Company Filing Documents is the subject of ongoing NFSA or OSE review, outstanding NFSA or OSE comment or outstanding NFSA or OSE investigation.

Section 4.7.         Financial Statement; Indebtedness.

(a)            The audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the Company Filing Documents complied, and the audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the Company Filing Documents filed after the date hereof will comply, in all material respects with applicable accounting requirements and the published regulations of the Norwegian Securities Trading Act and/or the OSE, which have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods.

(b)            The unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the Company Filing Documents complied, and unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the Company Filing Documents filed after the date hereof will comply, in all material respects with applicable accounting requirements and the published regulations of the Norwegian Securities Trading Act and/or the OSE, which have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods, subject to normal and recurring year-end audit adjustments and the absence of full footnote disclosure.

(c)            Neither the Company nor its Subsidiaries are in material default under, nor has any event occurred that, with or without notice or lapse of time or both, would constitute a material default or cause or permit the acceleration of, any Indebtedness of the Company or its Subsidiaries.

Section 4.8.         Taxes.

(a)            All income Tax Returns and other material Tax Returns required by applicable Law to have been filed by the Company and each of its Subsidiaries have been duly prepared and timely filed (taking into account valid extensions) with the appropriate Governmental Authorities, and each such Tax Return is true, correct and complete in all material respects. All material Taxes due and payable by the Company and each of its Subsidiaries, whether or not shown as due on such Tax Returns, have been timely paid in full to the appropriate Governmental Authority. Neither the Company nor any of its Subsidiaries has requested an extension in respect of the filing of any Tax Returns (other than extensions of time to file Tax Returns obtained in the ordinary course of business).

(b)            No audit, examination or other administrative or court proceedings relating to any Tax Return or Taxes are currently underway, pending or threatened in writing with respect to the Company or any of its Subsidiaries, with respect to any material Taxes.

(c)            There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Company Permitted Liens.

(d)            All Taxes that the Company or any of its Subsidiaries are required by Law to withhold or collect in connection with any amounts paid or owing to or from any employee, independent contractor, creditor, stockholder, customer or other Person, have been duly and timely withheld or collected and have been duly and timely paid to the appropriate Governmental Authority to the extent due and payable, and the Company and each of its Subsidiaries have otherwise complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements).

(e)            The Company and each of its Subsidiaries are registered for sales Taxes, value added Taxes, goods and services Taxes or any similar Taxes in each jurisdiction where any of them is operating and required to be so registered and have complied, in all material respects, with all applicable Laws related to such Taxes, including any obligation to collect and remit any such Taxes and information reporting requirements.

(f)            Neither the Company nor any of its Subsidiaries has: (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of a material amount of Taxes or agreed to any extension of time with respect to any such Taxes, which waiver or extension remains outstanding; (ii) applied for a ruling or other administrative guidance with respect to Taxes; (iii) entered into a closing agreement or similar agreement with any Governmental Authority; (iv) entered into any tolling agreement regarding a statute of limitations applicable to any Tax Return; or (v) entered into any other written agreement with a Governmental Authority regarding Taxes or Tax matters.

(g)            Neither the Company nor any of its Subsidiaries has been a member of a group of Persons that elects or is required to file a Tax Return, or pays a Tax, as an affiliated, consolidated, unitary, combined, loss sharing or other group for Tax purposes (other than a group of which the Company is or was the common parent). Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law), by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement or other agreement or arrangement relating to the sharing of liabilities for Taxes or Tax benefits, other than agreements (i) entered into in the ordinary course of business, the primary purpose of which is not Taxes and that typically include provisions relating to sharing of Taxes or Tax benefits, such as leases, licenses and credit agreements or (ii) solely between or among the Company and its Subsidiaries.

(h)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable year or portion thereof beginning after the Closing Date as a result of: (i) any change in accounting method or use of an improper method of accounting prior to the Closing; (ii) closing agreement or similar agreement with any Governmental Authority; (iii) any installment sale or open transaction disposition made on or before the Closing; or (iv) any prepaid amount received on or before the Closing Date.

(i)            Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(j)            Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) (or any similar or analogous distributing or distributed entity under state, local or foreign Law) in a distribution of stock in which the Parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) is or may be applicable.

(k)            Neither the Company nor any of its Subsidiaries is or has been, or since its formation or incorporation, subject to any Tax in any jurisdiction other than its place of organization or incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction.

(l)            Each of the Company and its Subsidiaries is exempt from U.S. federal income taxation on its U.S.-source shipping income under Section 883 of the Code and has satisfied the stock ownership test of Treasury Regulation Section 1.883-1(c)(2).

(m)            The Company and its Subsidiaries have complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder, and all transactions between the Company and its Subsidiaries and any of their Affiliates have been conducted on arm’s length terms for the purpose of applicable transfer pricing Laws. The Company and its Subsidiaries have made available to Parent true and complete copies of all material transfer pricing studies or reports prepared with respect to the Company and its Subsidiaries, if any.

(n)            There is no claim or assessment pending or threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency, assessment or adjustment for Taxes which has not been fully paid or otherwise resolved. No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return of a particular type that the Company or any of its Subsidiaries is or may be subject to Taxes of such type by such jurisdiction. Neither the Company nor any of its Subsidiaries is treated for Tax purposes as resident in a country other than the country of its organization.

(o)            The Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(p)            Neither the Company nor any of its Subsidiaries is treated as a domestic corporation pursuant to Section 7874(b) of the Code.

Section 4.9.         Compliance with Laws; Governmental Authorizations.

(a)            The Company and each of its Subsidiaries is, and since January 1, 2024 has been, in compliance in all material respects with all Laws and Governmental Authorizations to which the Company or such Subsidiary, or any of its or their Company Vessels or other assets, is subject (including Maritime Guidelines).

(b)            The Company and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all material Governmental Authorizations (including those required by Maritime Guidelines) that are necessary or required for it to conduct its business as now conducted.

Section 4.10.         Absence of Certain Changes; No Undisclosed Liabilities.

(a)            Except as set forth on Section 4.10(a) of the Company Disclosure Letter, since the Company Balance Sheet Date through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and (ii) there has not been a Company Material Adverse Effect.

(b)            Other than as expressly required by this Agreement or set forth on Section 4.10(b) of the Company Disclosure Letter, from the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries or event that had such action occurred after the date of this Agreement without Parent’s consent, would constitute a breach of clauses (i), (ii), (iv), (viii), (x), (xii), (xiii), (xiv) or (xvii) of Section 6.1(b).

(c)            There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities and obligations arising out of this Agreement or the Transactions, (iii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date, and (iv) liabilities which would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, nor do the Company or any of its Subsidiaries have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, where the results, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company.

Section 4.11.         Tangible Personal Assets. The Company and its Subsidiaries, in the aggregate, have good and valid title to, or a valid interest in, all of their respective material tangible personal assets, free and clear of all Liens, other than Company Permitted Liens.

Section 4.12.         Real Property. Neither the Company nor any of its Subsidiaries owns any real property. The Company has made available to Parent true, correct and complete copies, as of the date of this Agreement, of all real property leases under which the Company or any of its Subsidiaries is a lessee.  All such leases are valid and binding, and are in full force and effect; there are no material defaults by the Company or any of its Subsidiaries thereunder; no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a material default thereunder by the Company or any of its Subsidiaries.

Section 4.13.         Vessels; Maritime Matters.

(a)            The Company has made available to Parent a true, correct, and complete list, as of the date of this Agreement, of all vessels the Company or any of its Subsidiaries charter pursuant to charter arrangements (the “Company Vessels”), including lists of the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number, flag state, charterer (and whether such charterer is currently operating in the spot or time charter market) and manager (commercial or technical), of each Company Vessel. Each Company Vessel is operated in compliance in all material respects with all applicable Maritime Guidelines and Laws. The Company and each of its Subsidiaries are qualified to operate the Company Vessels under applicable Laws in all material respects, including the Laws of each Company Vessel’s flag state. Each Company Vessel has all national and international operating and trading certificates, each of which is valid, that are required for the operation of such Company Vessel in the trades and geographic areas in which it is operated.

(b)            Each Company Vessel is classed by a classification society which is a member of the International Association of Classification Societies and possesses class and trading certificates free from overdue conditions or recommendations affecting class and valid through the date of this Agreement and, to the Knowledge of the Company, no event has occurred and no condition exists that would cause such Company Vessel’s class to be suspended or withdrawn.

Section 4.14.         Contracts.

(a)            The Company has made available to Parent true, correct and complete copies, as of the date of this Agreement, of the following Contracts to which the Company or any of its Subsidiaries is a party:

(i)            each Contract not contemplated by this Agreement that limits the ability of the Company or any of its Subsidiaries or Affiliates to engage in or compete with any line of business in any location or with any Person in any material manner;

(ii)           each Contract that creates a partnership, joint venture or any strategic alliance with respect to the Company or any of its Subsidiaries;

(iii)          each employment, consulting, services or similar Contract with any employee, independent contractor or other individual service provider of the Company or any of its Subsidiaries;

(iv)          each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or Contract providing for Indebtedness;

(v)           each Contract entered into since January 1, 2026 that relates to the acquisition or disposition, directly or indirectly, of any business (whether by merger, amalgamation, sale of stock, sale of assets or otherwise) or any material assets, including any vessel (other than (A) this Agreement or (B) acquisitions or dispositions of supplies, inventory, merchandise or products (other than vessels) in the ordinary course of business or that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries), including also any such Contract whenever entered into that includes provisions that remain in effect in respect of “earn-outs” or deferred or contingent consideration;

(vi)         each ship-sales, memorandum of agreement, bareboat charter, or other vessel acquisition Contract entered into since January 1, 2026 for Newbuildings and secondhand vessels contracted for by the Company or any of its Subsidiaries (other than Company Vessels) and other Contracts entered into since January 1, 2026 with respect to Newbuildings of the Company or any of its Subsidiaries and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, supervision agreements and plan verification services agreements;

(vii)        each management agreement, crewing agreement or financial lease (including sale/leaseback or similar arrangements) with respect to any Company Vessel;

(viii)       any Contract with a Third Party for the charter of any Company Vessel;

(ix)          each collective bargaining agreement or other Contract with a labor union to which the Company or any of its Subsidiaries is a party or otherwise bound;

(x)           each Contract that provides for indemnification by the Company or any of its Subsidiaries to any Person other than a Contract entered into in the ordinary course of business;

(xi)          each Contract pursuant to which the Company or any of its Subsidiaries spent or received, in the aggregate, more than $1,000,000 during the twelve (12) months prior to the date hereof or could reasonably be expected to spend or receive, in the aggregate, more than $1,000,000 during the twelve (12) months immediately after the date hereof;

(xii)         each Contract to which the Company or any of its Subsidiaries is a party or otherwise bound that contains a so-called “most favored nations” provision or similar provisions requiring the Company or its Affiliates to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons; and

(xiii)        each Contract involving a standstill or similar obligation of the Company or any of its Subsidiaries.

(b)           Except as set forth on Section 4.14(b) of the Company Disclosure Letter or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Material Contracts is valid, binding, enforceable and in full force and effect with respect to the Company and its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions and except for any Material Contracts that have expired or been terminated after the date hereof in accordance with its terms, and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under, or give rise to any right of cancellation or termination of or consent under, such Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

Section 4.15.               Litigation. Except as set forth in Section 4.15 of the Company Disclosure Letter or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any Company Vessels. No officer or director of the Company or any of its Subsidiaries is, as of the date of the Agreement, a defendant in any Action commenced by any equity holder of the Company or any of its Subsidiaries with respect to the performance of his duties as an officer or a director of the Company or any such Subsidiary under any applicable Law. There is no unsatisfied judgment, penalty or award against the Company, any of its Subsidiaries or any Company Vessels. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any Company Vessel is subject to any Orders.

Section 4.16.               Employee Benefits.

(a)           Section 4.16(a) of the Company Disclosure Letter sets forth a list of each Company Benefit Plan. The Company has delivered or made available to Parent copies of each Company Benefit Plan or, in the case of any unwritten Company Benefit Plans, a summary thereof.

(b)           Each Company Benefit Plan has been administered in accordance with its terms and is in compliance in all material respects with all applicable Laws. Each Company Benefit Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and to the Knowledge of the Company, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such status. Each Company Benefit Plan that is required to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Laws. All material benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid or made in accordance with the terms of such Company Benefit Plan and any related agreement and in compliance with all applicable Laws.

(c)           None of the Company nor any of its Subsidiaries has incurred during the past six (6) years, and no event has occurred and no condition or circumstance exists that could reasonably be expected to result in, any unsatisfied liability of the Company and its Subsidiaries (i) under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA, (ii) with respect to a defined benefit pension plan or (iii) with respect to any plan that provides for retiree health or welfare benefits.

(d)           The execution and performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result in (i) any payment, compensation or benefits (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former, director, officer, employee, consultant or independent contractor or trigger the right of any current director, officer, employee, consultant or independent contractor to terminate any employment or contractual relationship with the Company and its Subsidiaries, or (ii) the triggering or imposition of any restrictions or limitations on the right of the Company, or any of its Subsidiaries, to amend or terminate any Company Benefit Plan.

Section 4.17.               Labor and Employment Matters.

(a)           Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list of all current employees or other individual service providers of the Company and its Subsidiaries that includes, for each such individual, the following: (i) name, (ii) title or position, (iii) status as full time or part-time, (iv) whether treated as an employee or independent contractor, (v) employing entity, (vi) hire date, (v) work location, (vi) current annual base compensation rate, (vii) target annual commission, bonus or other incentive compensation and (viii) leave status (and, if on leave, the anticipated return date).

(b)           The Company and all of its Subsidiaries have complied in all material respects with all labor and employment Laws, including all labor and employment provisions included in the Maritime Guidelines, and those relating to wages, hours, workplace safety and health, immigration, individual and collective termination, discrimination and data privacy. There are no pending or, to the Knowledge of the Company, threatened labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any legal actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries. Since January 1, 2024, there has been no labor strike, dispute, work stoppage, request for representation, picket or work slow-down in respect of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or any other type of collective agreement with any type of local, national or supranational workers’ representatives, other than those required by applicable Law. To the Knowledge of the Company there is not pending or underway any union, or any other type of workers’ representatives, organizational activities or requests or elections for representation with respect to employees of the Company or any of its Subsidiaries.

Section 4.18.               Environmental. (a) The Company and each of its Subsidiaries is and has been in compliance in all material respects with all Environmental Laws, (b) the Company and each of its Subsidiaries possesses and is and has been in compliance in all material respects with all Governmental Authorizations required under Environmental Law for the conduct of their respective operations, (c) there are no actions pending against the Company or any of its Subsidiaries alleging a violation of or liability under any Environmental Law, and (d) the Company and its Subsidiaries have provided to Parent all material documents in its possession related to compliance with or liability under Environmental Laws.

Section 4.19.               Insurance. The Company and its Subsidiaries maintain (i) insurance policies and fidelity bonds covering the Company, its Subsidiaries or their respective businesses, properties, assets, directors, officers or employees, and (ii) protection and indemnity, hull and machinery and war risks insurance policies and club entries covering the Company Vessels in such amounts and types as are customary in the shipping industry (collectively, the “Policies”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in violation or breach of or default under any of its obligations under any such Policy. Neither the Company nor any of its Subsidiaries has received any written notice that any Policy has been canceled or cover prejudiced or suspended. There are no material claims individually or in the aggregate by the Company or any of its Subsidiaries pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policy, as applicable, in writing or in respect of which such underwriters have reserved their rights in writing.

Section 4.20.               Opinion of Financial Advisor. The Company Board has received the written opinion of Pareto Securities AS, financial advisor to the Company Board, to the effect that, based upon and subject to the assumptions and limitations set forth therein, as of the date of this Agreement, the Per Share Stock Consideration and the Per Share Cash Consideration to be received by the holders of the Company Common Shares pursuant to the Merger is fair, from a financial point of view, to such holders. The Company has made available to Parent a true and complete copy of such opinion.

Section 4.21.               Fees. Except for Morgan Stanley & Co. LLC and Pareto Securities AS, there is no (and will not prior to Closing be any) investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its Subsidiaries who might be entitled to any fee or commission in connection with this Agreement or the Transactions or the rendering of any fairness opinion. The Company has furnished to Parent true, correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.

Section 4.22.               Takeover Statutes. The Company and its Subsidiaries have taken all action required to be taken by them (if any) in order to exempt this Agreement and the Transactions from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Authority (each, a “Takeover Statute”) or similar provision contained in the Company Group Charter Documents.

Section 4.23.               Interested Party Transactions. Except as set forth in Section 4.23 of the Company Disclosure Letter, or any travel or expense reimbursement of officers or directors in the ordinary course, (a) there are no Contracts or arrangements between the Company or any of its Subsidiaries, on the one hand, and any current officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members or Affiliates, or any current or former record or beneficial owner of 5% or more of the outstanding Company Common Shares or any of such owner’s Affiliates other than Parent or its Subsidiaries, on the other hand (any such Contract or arrangement, a “Company Interested Party Transaction”), and (b) no current officer or director of the Company or its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee or competitor of the Company or any of its Subsidiaries.

Section 4.24.               Certain Business Practices.

(a)           Other than as the Company has disclosed in reports, schedules, forms, statements, prospectuses, registration statements or other documents which it has publicly filed with or furnished to the OSE since November 28, 2024, neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company), any director, officer, agent or employee of the Company or any of its Subsidiaries (a) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to the business of the Company or any of its Subsidiaries, (b) made any illegal bribe or kickback, illegal political contribution, unlawful payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or other anti-corruption Laws, in each case relating to the business of the Company and its Subsidiaries, or (c) made any other unlawful payment relating to the business of the Company and its Subsidiaries. Since December 31, 2020, neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). Since December 31, 2020, neither the Company nor any of its Subsidiaries has engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Russia, the Crimea region of Ukraine, Syria, or any other country to which the United States has embargoed goods to or has proscribed economic transactions with, in breach of such embargoes or proscriptions, or (ii) to the Knowledge of the Company, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.

(b)           Except for those matters, which individually or in the aggregate, would not have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries, nor any of their respective directors, officers or employees (in the case of directors, officers or employees, when acting for or on behalf of the Company or any Subsidiary of the Company) or, to the Knowledge of the Company, their respective agents, managers and other third parties when acting for or on behalf of the Company or any Subsidiary of the Company (a) has, since December 31, 2020, engaged in or has any plan or commitment to engage in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Law or (b) has, since December 31, 2020, violated, or knowingly engaged in any conduct that would reasonably be expected to result in the Company or any Subsidiary of the Company being designated as a Sanctioned Person, or (c) has been the subject of an investigation or allegation of such a violation. The Company Vessels are not in violation of any applicable Sanctions Law.

Section 4.25.               Newbuildings.

(a)           The Company has provided true and complete copies of (i) the Contracts for Newbuildings, (ii) the Specifications, (iii) all amendments, supplements and other documents relating to the Contracts for Newbuildings and the Specifications or otherwise regulating the obligations of the Builders to complete the construction of each Newbuilding, and (iv) all documents under, or in connection with, which the Company or a Subsidiary of the Company has or may acquire guarantee and warranty rights against the Builders or any maker, manufacturer, subcontractor or supplier contracted by the Builders or the Company or a Subsidiary of the Company. All such documents and information provided is in all material respects complete and accurate.

(b)           No party to the Contracts for Newbuildings has any claims against the other party under, or in connection with, the Contracts for Newbuildings or the Specifications, and no circumstance exists that reasonably could give rise to any claims under or in connection with the Contracts for Newbuildings or the Specifications. In particular, no circumstance exists that reasonably could give rise to any claims by the Builder for any permissible delays under the Contracts for Newbuildings or that could result in any Newbuilding not being completed and ready for delivery in accordance with the Contracts for Newbuildings and the Specifications by the scheduled delivery date.

Section 4.26.               No Other Representations or Warranties. The Company has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Parent and its Subsidiaries, which investigation, review and analysis was done by the Company and its Representatives. In entering into this Agreement, the Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations or opinions (whether written or oral) of Parent or its Affiliates (except the specific representations made in Article V). Except for the representations and warranties contained in Article V and in the certificate delivered by the Parent pursuant to Section 9.2(c), the Company acknowledges that (a) neither Parent, Merger Sub nor any other Person on their behalf makes any other representation or warranty, express or implied, written or oral, at law or in equity, with respect to Parent, its Subsidiaries, or the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, including with respect to (i) merchantability or fitness for any particular use or purpose, or (ii) the probable success or profitability of Parent, its Subsidiaries or the business thereof after the Closing Date, and (b) except in the case of common law fraud, neither Parent, Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company or any other Person, or their use, of any information provided in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the Transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as set forth in the Parent Disclosure Letter, or (ii) as disclosed in Parent SEC Documents filed or furnished and made publicly available on or after January 1, 2026 through the date of this Agreement to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements included in any such reports, schedules, forms or documents and any other disclosures included therein to the extent that such statements are primarily cautionary, predictive or forward-looking in nature), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 5.1.                 Organization, Qualification and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each of Parent and Merger Sub has all requisite corporate power and authority and all Governmental Authorizations, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable) or has equivalent status, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing or to have equivalent status would not have a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the articles of association and any other governing documents of Parent (the “Parent Charter Documents”) and the memorandum of association and bye-laws of Merger Sub as currently in effect as of the date hereof.

Section 5.2.                 Authorization.

(a)           The execution, delivery and performance by Parent and Merger Sub of this Agreement, the Bermuda Merger Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate powers of Parent and Merger Sub and, subject to Merger Sub obtaining shareholder approval in respect of the Bermuda Merger Agreement and the Merger (“Merger Sub Shareholder Approval”), have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. No vote of the holders of Parent Shares is required to consummate the Transactions.

(b)           Assuming the accuracy of the representations and warranties set forth in Section 4.2(c), the execution, delivery and performance by Parent and Merger Sub of this Agreement, the Bermuda Merger Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Merger Application with the Registrar pursuant to the BCA and by relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) any filing with, or notification to, the Registrar pursuant to the BO Act in respect of any change in the beneficial ownership (or in the registrable persons) of the Company, Merger Sub and, as applicable, any of the Company's Subsidiaries incorporated in Bermuda resulting from the Transactions, including the issuance and transfer of the shares of the Surviving Company pursuant to Section 3.1(a); (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable U.S. state or federal securities laws and the rules and requirements of the NYSE, including the filing of the Proxy Statement or any other Company Disclosure Documents or Parent Disclosure Documents with the SEC, or the NYSE.

Section 5.3.                 Noncontravention. Except as set forth in Section 5.3 of the Parent Disclosure Letter and subject to the Merger Sub Shareholder Approval having been obtained, the execution, delivery and performance by Parent and Merger Sub of this Agreement, the Bermuda Merger Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) violate any provision of the Parent Charter Documents or the comparable organizational documents, as applicable, of any of Merger Sub or any of Parent’s other Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.2(b), contravene, conflict with, or result in a violation or breach of any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 5.2(b), require any consent or other action by any Person under, result in a violation or breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to Parent or Merger Sub or any of Parent’s other Subsidiaries under any provision of any material Contract of Parent, Merger Sub or any of Parent’s other Subsidiaries or any Governmental Authorization of Parent, Merger Sub or any of Parent’s other Subsidiaries, or (iv) result in the loss of, or creation or imposition of any Lien (other than Parent Permitted Liens) on any asset of Parent, Merger Sub or any of Parent’s other Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), as would not have a Parent Material Adverse Effect.

Section 5.4.                 Capitalization.

(a)           As of the date of this Agreement, the issued and outstanding capital of the Parent consists of 49,531,311 Parent Shares, of which Parent holds no Parent Shares in treasury. All outstanding shares of Parent have been duly authorized and validly issued and fully paid and nonassessable, and are free of preemptive or similar rights under any agreement to which Parent is a party or otherwise bound or otherwise, other than under any provision of the Laws of the Marshall Islands and the Parent Charter Documents.

(b)           Except as set forth in Section 5.4(a) above or Section 5.4(b) of the Parent Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in Parent, (ii) securities of Parent or any of Parent’s Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of Parent’s Subsidiaries, or other obligation of Parent or any of Parent’s Subsidiaries (other than Merger Sub pursuant to this Agreement, the Bermuda Merger Agreement and the Merger) to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Parent, or (iv) restricted shares, stock appreciation rights, restricted stock units, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of Parent’s Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities. Parent and Parent’s Subsidiaries are not a party to any voting agreements, voting trusts, proxies or other similar agreements or understandings with respect to the voting of any Parent Shares or other Parent Securities. Except as may be required by applicable securities Laws and regulations and other than the Parent Charter Documents, Parent and Parent’s Subsidiaries are not bound by any obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Parent Shares or other Parent Securities.

(c)           There is no outstanding Indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of Parent may vote.

(d)           Except as set forth in this Section 5.4, none of (i) the Parent Shares or (ii) any other Parent Securities is owned by any Subsidiary of Parent.

(e)           The Parent Shares to be issued pursuant to the Merger in accordance with Section 3.1 (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or similar rights under any provision of any applicable Laws, Parent Charter Documents or any agreement to which Parent is a party or is otherwise bound, (ii) will, when issued, be exempt from registration under the 1933 Act and applicable “blue sky” Laws, and (iii) will be approved for listing on the NYSE, subject to completion of the Merger and official notice of issuance, prior to the Closing Date.

(f)           As of the date of this Agreement, 500 common shares of Merger Sub are issued and outstanding. All outstanding shares of Merger Sub have been duly authorized and validly issued and fully paid and nonassessable, and free of preemptive or similar rights under any provision of the Laws of Bermuda, the organizational documents of Merger Sub or any agreement to which Parent or Merger Sub are a party or are otherwise bound.

Section 5.5.                 Parent SEC Filings.

(a)           Parent has filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents, as such documents may be amended, supplemented or restated, required to be filed with or furnished to the SEC by Parent since January 1, 2024 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b)           As of its filing date (or, if amended, by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof and prior to the earlier of the Closing Date and the termination of this Agreement will comply on its face, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, at the time of such filing. As of the date of this Agreement, there are no outstanding unresolved comments received from the staff of the SEC with respect to any of the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Subsidiary of Parent is subject to the periodic reporting requirements of Section 13(a) and Section 15(d) of the 1934 Act.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each Parent SEC Document filed subsequent to the date hereof and prior to the earlier of the Closing Date and the date of the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions from any such document based upon the Company Disclosure Information.

(d)           Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing does not apply to statements in or omissions from any such document based upon the Company Disclosure Information.

Section 5.6.                 Financial Statements; Indebtedness.

(a)           The audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents complied, and audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents filed after the date hereof will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries as of the indicated dates and for the indicated periods.

(b)           The unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents complied, and unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the Parent SEC Documents filed after the date hereof will comply, in all material respects, with applicable accounting requirements and the published regulations of the SEC, have been prepared or will be prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries as of the indicated dates and for the indicated periods, subject to normal and recurring year-end audit adjustments and the absence of full footnote disclosure.

(c)           Neither Parent nor its Subsidiaries are in material default under, nor has any event occurred that, with or without notice or lapse of time or both, would constitute a material default or cause or permit the acceleration of, any Indebtedness of Parent or its Subsidiaries.

Section 5.7.                 Compliance with Laws; Governmental Authorizations.

(a)           Parent and each of its Subsidiaries is, and since January 1, 2024 has been, in compliance in all material respects with all Laws and Governmental Authorizations to which Parent or such Subsidiary, or any of its or their Parent Vessels or other assets, is subject (including Maritime Guidelines).

(b)           Parent and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all material Governmental Authorizations (including those required by Maritime Guidelines) that are necessary or required for it to conduct its business as now conducted.

Section 5.8.                 Fees. Except for Moelis & Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or its Subsidiaries who might be entitled to any fee or commission in connection with this Agreement or the Transactions or the rendering of any fairness opinion.

Section 5.9.                 Takeover Statutes. Parent and its Subsidiaries have taken all action required to be taken by them (if any) in order to exempt this Agreement and the Transactions from the requirements of any Takeover Statute or similar provision contained in the Parent Group Charter Documents.

Section 5.10.               Operations of Merger Sub. Except as set forth in Section 5.10 of the Parent Disclosure Letter, Merger Sub is an indirect, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as specifically contemplated by this Agreement.

Section 5.11.               No Other Representations or Warranties. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent, Merger Sub and their Representatives. In entering into this Agreement, Parent and Merger Sub acknowledge that they have relied solely upon the aforementioned investigation, review and analysis and not on any representations or opinions (whether written or oral) of the Company or its Affiliates (except the specific representations made in Article IV). Except for the representations and warranties contained in Article IV and in the certificate delivered by the Company pursuant to Section 9.2(c), Parent and Merger Sub acknowledge that (a) neither the Company nor any other Person on behalf of the Company makes any other representation or warranty, express or implied, written or oral, at law or in equity, with respect to the Company, its Subsidiaries, or the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects thereof, including with respect to (i) merchantability or fitness for any particular use or purpose, or (ii) the probable success or profitability of the Company, its Subsidiaries or the business thereof after the Closing Date, and (b) except in the case of common law fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or any other Person, or their use, of any information provided in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the Transactions.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1.                 Operation of the Company’s Business.

(a)           Except (A) as set forth in Section 6.1(a) of the Company Disclosure Letter, (B) as expressly permitted or required by this Agreement or required by applicable Law, or (C) with the prior written consent of Parent, from the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and in a manner consistent with past practice in all material respects and use its reasonable best efforts to (i) preserve intact its present business organization, goodwill and assets, (ii) maintain in effect all Governmental Authorizations required to carry on its business as now conducted, (iii) keep available the services of its present officers and other employees (provided, that the Company shall not be obligated to, or to cause its Subsidiaries to, increase the compensation of, or make any other payments or grant any concessions to, such officers and employees), and (iv) preserve its present relationships with material customers, suppliers and other Persons with which it has a business relationship (provided, that they shall not be obligated to make any payments or grant any concessions to such Persons other than payments in the ordinary course consistent with past practice).

(b)           Without limiting the generality of Section 6.1(a), except (A) as set forth in Section 6.1(b) of the Company Disclosure Letter, (B) as expressly permitted or required by this Agreement or required by applicable Law, or (C) with the prior written consent of Parent, from the date hereof until the Closing Date, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(i)           amend its memorandum of association, bye-laws or other comparable charter or organizational documents (whether by merger, amalgamation, consolidation or otherwise);

(ii)          amend, modify or change any term of, or take any action that would result in a default under, any Indebtedness of the Company or any of its Subsidiaries;

(iii)          (A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Common Shares, other Company Securities or Company Subsidiary Securities, other than in the ordinary course of business consistent with past practice, (B) amend any term of any Company Securities or any Company Subsidiary Securities (in each case, whether by merger, amalgamation, consolidation or otherwise) or (C) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of the Company Common Shares or any other shares of capital stock or other equity or interest in the Company or any Company Subsidiary;

(iv)          accelerate or delay (A) the payment of any accounts payable or other liability or (B) the collection of notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(v)          incur more than $200,000 of capital expenditures in the aggregate in excess of amounts budgeted for by the Company or its Subsidiaries as described in Section 6.1(b)(v) of the Company Disclosure Letter, other than capital expenditures relating to the maintenance of the Company Vessels in the ordinary course of business consistent with past practice;

(vi)          acquire or commit to acquire (A) all or any substantial portion of a business or Person or division thereof (whether by purchase of stock, purchase of assets, merger, amalgamation, consolidation, or otherwise), or (B) any assets or properties involving a price in excess of $200,000 in the aggregate, except (1) acquisitions by the Company or any of its wholly-owned Subsidiaries of or from an existing wholly-owned Subsidiary of the Company, (2) acquisitions of assets, materials and supplies in the ordinary course of business consistent with past practice, (3) the purchase of bunkers in the ordinary course of business, or (4) pursuant to Contracts for Newbuildings in effect on the date of this Agreement;

(vii)        enter into any Contract that, if in existence on the date hereof, would be a Material Contract or Company Interested Party Transaction, or amend, modify, extend or terminate any Material Contract or Company Interested Party Transaction (other than the expiration of any such Contract in accordance with its terms, and the termination of any such Contract in connection with any breach by the applicable counterparty);

(viii)        modify any services provided by or to the Company under any Company Interested Party Transaction or any staffing or assignments related thereto;

(ix)          sell, lease, license, transfer, subject to any Lien or otherwise dispose of any of its assets or properties except (A) sales of used equipment in the ordinary course of business consistent with past practice, and (B) Company Permitted Liens;

(x)           adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any of its Subsidiaries;

(xi)          hire, engage, or terminate (other than a termination for cause) the employment or engagement of any employee, independent contractor or other individual service provider;

(xii)         except as required pursuant to the terms of any Company Benefit Plan disclosed on Section 4.16(a) of the Company Disclosure Letter or to the extent required under applicable Law, (A) grant to any director, officer, employee, independent contractor or other individual service provider of the Company or any of its Subsidiaries any increase or enhancement in compensation, bonus or other benefits, (B) grant to any director, officer, employee, independent contractor or other individual service provider of the Company or any of its Subsidiaries any right to receive severance, change in control, retention or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, (C) adopt, enter into or amend any Company Benefit Plan or commit to adopt, enter into or amend any plan, contract, policy, program, fund or arrangement that would be a Company Benefit Plan had it been in effect on the date hereof or (D) take any action or granted any right to accelerate the vesting, funding or payment of any compensation or benefits under any Company Benefit Plan;

(xiii)        except as required by GAAP (or any interpretation thereof) or a Governmental Authority, make any change in any method of accounting principles, method or practices;

(xiv)        (A) incur or issue any Indebtedness (other than accrual of interests, drawdowns, premiums, penalties, fees, expenses and breakage costs under any Material Contracts existing as of the date hereof), (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any of its Subsidiaries or (C) repay or satisfy any Indebtedness (other than scheduled payments of Indebtedness when due); provided that this clause (xiv) shall not limit the issuance or incurrence of any intercompany Indebtedness or the repayment or satisfaction of such intercompany Indebtedness; provided that this clause (xiv) shall not limit the issuance or incurrence of any intercompany Indebtedness or the repayment or satisfaction of such intercompany Indebtedness; provided, further, notwithstanding anything in this clause (xiv) to the contrary, the Company and its Subsidiaries may incur additional Indebtedness in an aggregate principal amount not to exceed $300,000 at any one time outstanding and may repay or satisfy any such Indebtedness from time to time;

(xv)         (i) make, change or revoke any material Tax election, (ii) change any material method of Tax accounting or Tax accounting period, (iii) enter into any closing agreement or any similar agreement with any Taxing Authority, (iv) file any amended material Tax Return, (v) settle or compromise any material Audit or other Tax proceeding or any claim with respect to material Taxes, (vi) consent to any extension or waiver of the limitation period applicable to the assessment or collection of any material Taxes, (vii) surrender or compromise any right to claim a material Tax refund or offset or otherwise reduce a material Tax liability, (viii) request any private letter ruling or other written advice or determination from a Governmental Authority with respect to material Taxes or Tax matters or (ix) file or prepare any material Tax Return in a manner inconsistent with past practice;

(xvi)        institute, settle, or agree to settle any action, suit, litigation, investigation or proceeding (other than (i) actions, suits, litigations, investigations or proceedings where Parent is adverse to the Company and (ii) relating to Taxes (which shall be governed by Section 6.1(b)(xv))) pending or threatened before any arbitrator, court or other Governmental Authority;

(xvii)       disclose, or consent to the disclosure of, any trade secrets or other proprietary information, other than in the ordinary course of business consistent with past practice;

(xviii)      waive, release or assign any claims or rights having a value in excess of $100,000;

(xix)         fail to use commercially reasonable efforts to cause the current material insurance (or re-insurance) policies maintained by the Company or any of its Subsidiaries, including directors’ and officers’ insurance, not to be canceled or terminated or any of the coverage thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums or less are in full force and effect; provided, that neither the Company nor any of its Subsidiaries shall obtain or renew any insurance (or reinsurance) policy for a term exceeding three (3) months;

(xx)         directly or indirectly (A) purchase or construct any vessel or enter into any Contract for the purchase or construction of any vessel, (B) sell or otherwise dispose of any Company Vessel or enter into any contract for the sale or disposal of any Company Vessel, (C) to the extent that the Company shall have the right to consent to such action under the terms of the Contracts between the Company and the service provider or manager of such Company Vessel, enter into any contract for the bareboat or spot or time charter-out of any Company Vessel in excess of sixty (60) calendar days, (D) change any manager of any Company Vessel, (E) defer scheduled maintenance of any Company Vessel, or (F) depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating the Company Vessels; provided, that, to the extent that the Company shall have the right to consent to such action under the terms of the Contracts between the Company and the service provider or manager of such Company Vessel, and subject to actions permitted under clause (v) of this Section 6.1(b), the Company will not, and will cause its Subsidiaries not to enter into any Contract for the drydocking or repair of any Company Vessel where the estimated cost thereof is in excess of $200,000 unless, in the case of this clause (F), such work cannot prudently be deferred and is required to preserve the safety and seaworthiness of such Company Vessel, or

(xxi)         authorize or enter into a Contract to take any of the actions described in clauses (i) through (xx) of this Section 6.1(b).

(c)           From and after the completion of the Exchange, the Company agrees to consult with Parent with respect to any significant decisions with respect to the operation of the business of the Company or its subsidiaries. From and after the execution of this Agreement, the Company agrees that Parent and its representatives shall be entitled to communicate with the Company’s commercial counterparties and, from and after the completion of the Exchange, the Company will cause its executives, officers and other employees to cooperate with Parent with respect to the operation of the Company’s business. The Company shall, and shall cause its Subsidiaries to, make available to Parent all information Parent and its Representatives may reasonably request for the purposes of facilitating the foregoing.

Section 6.2.                 Operation of Parent’s Business.

(a)           Except (A) as set forth in Section 6.2(a) of the Parent Disclosure Letter, (B) as expressly permitted or required by this Agreement or required by applicable Law, or (C) with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof until the Closing Date, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and in a manner consistent with past practice in all material respects and use its reasonable best efforts to (i) preserve intact its present business organization, goodwill and assets, (ii) maintain in effect all Governmental Authorizations required to carry on its business as now conducted, (iii) keep available the services of its present officers and other employees (provided that Parent shall not be obligated to, or to cause its Subsidiaries to, increase the compensation of, or make any other payments or grant any concessions to, such officers and employees), and (iv) preserve its present relationships with material customers, suppliers and other Persons with which it has a business relationship (provided, that they shall not be obligated to make any payments or grant any concessions to such Persons other than payments in the ordinary course consistent with past practice).

Section 6.3.                 Access to Information. After the date hereof until the Closing Date and subject to applicable Law and the Confidentiality Agreement dated as of September 10, 2026 among the Company, Parent and the other parties thereto (the “Confidentiality Agreement”), the Company shall: (i) give to Parent and its Representatives, upon reasonable prior written notice, reasonable access to the offices, properties, books and records of the Company and its Subsidiaries as may be reasonably requested in connection with the Parties’ efforts to consummate the Transactions and for baseline inventory and planning assessments by Parent; provided, however, that any such access shall be conducted during normal business hours in a manner not to interfere with the businesses or operations of the Company and its Subsidiaries; and (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request in writing from time to time in connection with the Parties’ efforts to consummate the Transactions. In accordance with the foregoing, the Company shall permit Parent and its Representatives reasonable access to the Company Vessels when at a port upon reasonable prior written notice and in accordance with reasonable procedures agreed upon by the Company and Parent for baseline inventory and planning assessments by Parent. When accessing the Company Vessels, Parent shall, and shall cause its Representatives to, comply with all safety and security policies or requirements for the Company Vessels. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide such access or disclosure if, after consultation with counsel to Parent, the Company and its counsel determine that providing such access or disclosure is reasonably likely to (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any Contract to which the Company is a party or to which it is subject or applicable Law.

Section 6.4.                 No Solicitation.

(a)           General Prohibitions. From and after the date hereof and prior to the earlier of the termination of this Agreement in accordance with Section 10.1 and the Closing Date, the Company shall not (and the Company shall (A) cause its Subsidiaries not to and (B) not authorize or permit and shall instruct and use reasonable best efforts to cause its Representatives and any of its Subsidiaries’ Representatives not to), directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage or assist any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, or furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to any Third Party with respect to inquiries regarding, or the making of, an Acquisition Proposal, (iii) qualify, withdraw, or modify or amend in a manner adverse to Parent, the Company Board Recommendation (or recommend an Acquisition Proposal), or publicly propose to do any of the foregoing, (iv) approve, endorse, recommend or enter into (or agree or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger or amalgamation agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, or (v) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute or similar provision contained in the Company Charter Documents. The Company shall (and the Company shall (1) cause its Subsidiaries to and (2) instruct and use reasonable best efforts to cause its Representatives and any of its Subsidiaries’ Representatives to) cease immediately and cause to be terminated any and all existing activities, solicitations, encouragements, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal or efforts to obtain an Acquisition Proposal, and shall also request such Third Party to promptly return or destroy all confidential information concerning the Company and its Subsidiaries prior to the date hereof.

(b)           The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 6.4 by any Subsidiary or Representative of the Company shall be deemed to be a breach of this Section 6.4 by the Company.

Section 6.5.                 Litigation.

(a)           The Company shall promptly advise Parent of any Action (including, for the avoidance of doubt, any Action involving a Contract for a Newbuilding or a Newbuilding) commenced or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries, any of their respective officers or directors, or any Company Vessel, relating to this Agreement or the Transactions and shall keep Parent informed and consult with Parent regarding the status of such Action on an ongoing basis. The Company shall, and shall cause its Subsidiaries to, cooperate with and give Parent the opportunity to consult with respect to the defense or settlement of any such Action, and shall not agree to any settlement without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

(b)           Parent shall promptly advise the Company of any Action commenced or, to the Knowledge of Parent, threatened against or involving Parent or Merger Sub, any of its Subsidiaries, any of their respective officers or directors, or any Parent Vessels, relating to this Agreement or the Transactions and shall keep the Company informed and consult with the Company regarding the status of such Action on an ongoing basis. Parent shall, and shall cause its Subsidiaries to, cooperate with and give the Company the opportunity to consult with respect to the defense or settlement of any such Action and shall not agree to any settlement without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned).

Section 6.6.                 Takeover Provisions. If any Takeover Statute or similar provision contained in the Company Charter Documents shall become or is deemed to be applicable to the Transactions after the date of this Agreement, each of the Company, Parent, Merger Sub and the respective members of their boards of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such Takeover Statute, or such similar provision contained in Company Charter Documents, as applicable, on the Transactions.

Section 6.7.                 Interested Party Transactions. Except as set forth on Section 6.7 of the Company Disclosure Letter, at or prior to the Closing, the Company shall, in consultation with and considering the input of Parent, take all commercially reasonable actions the Company is permitted to take under (and shall use its reasonable best efforts to cause its controlled-Affiliates to take all commercially reasonable actions such controlled-Affiliates are permitted to take under) the Company Interested Party Transactions to terminate such Company Interested Party Transactions, effective as of the Effective Time, or amend such Company Interested Party Transactions so as to eliminate any further liability or obligation of the Company or its Subsidiaries thereunder arising after the Effective Time.

Article VII
COVENANTS OF PARENT

Section 7.1.                 Director and Officer Liability. Parent shall cause the Surviving Company to do the following:

(a)           Until the later of the (i) sixth (6th) anniversary of the Effective Time and (ii) date of the final disposition of any Action of a nature described in this Section 7.1(a) asserted against any Indemnified Person prior to the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Company shall indemnify and hold harmless the present and former officers and directors of the Company or any Company’s Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including, subject to receipt of any undertaking required by applicable Law, advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person), judgments, fines, losses, fees, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action arising out of or pertaining to the fact that the Indemnified Person is or was an officer or director of the Company or any Company’s Subsidiaries, or is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent permitted by the BCA or any other applicable Law or provided under the Company Charter Documents in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law or under the Company Charter Documents in effect on the date hereof. Parent and the Surviving Company shall reasonably cooperate with the Indemnified Person in the defense of any such Action.

(b)           For a period of no less than six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, cause to be maintained in effect the provisions in the Company Group Charter Documents of the Surviving Company and each Subsidiary of the Company (or in such documents of any successor to the business of the Surviving Company or any Subsidiary of the Company if any such Subsidiary shall not continue in existence) regarding exculpation, indemnification and advancement of expenses in effect as of the date hereof or in any agreement, a complete copy of which agreement has been provided by the Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Company Group Charter Documents (or successor company documents) or any such agreement in any manner that would adversely affect the rights thereunder of any individual who, at or before the Effective Time, was an Indemnified Person; provided, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim.

(c)           Parent shall cause the Surviving Company to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date hereof or (ii) purchase or provide comparable D&O Insurance for such six (6)-year period from a carrier with comparable or better credit ratings to the Company’s existing directors’ and officers’ insurance policies, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable (in the aggregate) to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time; provided, that in no event shall Parent or the Surviving Company be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of 250 % of the amount per annum the Company paid in its last full fiscal year (the “Premium Cap”); provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Premium Cap. Notwithstanding the foregoing, at the Company’s option and in lieu of the obligations of Parent and the Surviving Company under the first sentence of this Section 7.1(c), the Company may purchase prior to the Effective Time, a prepaid “tail policy” for a period of no more than six (6) years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this Section 7.1(c); provided, that the aggregate premium for such policies shall not exceed the Premium Cap. In the event the Company elects to purchase such a “tail policy,” Parent shall cause the Surviving Company to maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

(d)           If either Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, succeed to or assume the applicable obligations of such party set forth in this Section 7.1.

(e)           The rights of each Indemnified Person under this Section 7.1 shall be in addition to any rights such Person may have under the Company Group Charter Documents (or successor company documents), under the BCA or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.2.                 Stock Exchange Listing.

(a)           Parent shall use its reasonable best efforts to take all actions, including drafting the NYSE Supplemental Listing Application, and do all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to ensure that the Parent Shares comprising the Merger Consideration are approved for listing, subject to completion of the Merger and official notice of issuance, on the NYSE prior to or as of the Closing Date, and the Company shall cooperate with Parent with respect to such approvals.

Section 7.3.                 Merger Sub. Parent shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Transaction on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 7.4.                 Registration of Registrable Securities.

(a)           Parent shall, as promptly as practicable following the Closing Date (but in any event only during an “open trading window” as determined by Parent’s insider trading policies), file with the SEC a Shelf Registration Statement covering the resale from time to time pursuant to Rule 415 under the 1933 Act of all Registrable Securities. If Parent is a well-known seasoned issuer as of the Closing, Parent shall satisfy the foregoing obligation by filing either (i) an Automatic Shelf Registration Statement or (ii) a post-effective amendment to an existing effective Automatic Shelf Registration Statement, in each case covering the resale of all Registrable Securities and effective and available for use immediately upon filing. If the Shelf Registration Statement is not automatically effective upon filing, Parent shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective as promptly as reasonably practicable following the Closing Date (but in any event only during an “open trading window” as determined by Parent’s insider trading policies). The Shelf Registration Statement shall not be required to provide for the public resale of Registrable Securities by any Exchanging Holder who has failed to timely provide any information reasonably required from such Exchanging Holder to be included or incorporated by reference in such Shelf Registration Statement. The Parties agree that the “plan of distribution” included in any Shelf Registration Statement filed pursuant to this Section 7.4 will provide for the ability of the Exchanging Holders named therein to effect regular-way brokerage transactions, transactions on the NYSE or in over-the-counter market transactions, and will not provide for any Underwritten Offering, Block Trade or other forms of transactions. It is understood and agreed that each Exchanging Holder will coordinate directly with the Parent’s transfer agent in connection with any sale pursuant to a Shelf Registration Statement with respect to the transfer agent’s required documentation.

(b)           Suspension of Sales. Notwithstanding anything to the contrary contained in this Agreement, Parent may, by providing written notice to each Exchanging Holder, require the Exchanging Holders to suspend the use of the prospectus forming part of the Shelf Registration Statement for sales of Registrable Securities for the shortest period reasonably necessary under the circumstances, but only if Parent determines reasonably and in good faith, after consultation with outside securities counsel, that continued use of the Shelf Registration Statement would (i) materially interfere with a pending material transaction; (ii) require premature disclosure of material nonpublic information that Parent has a bona fide reason to keep confidential; or (iii) require correction of a material misstatement or omission in the Shelf Registration Statement or related prospectus.

Article VIII
COVENANTS OF PARENT AND THE COMPANY

Section 8.1.                 Proxy Statement; Company Shareholders Meeting.

(a)           As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare, a proxy statement to be sent to the shareholders of the Company relating to the Company Shareholders Meeting (together with any amendments, supplements and exhibits thereto, the “Proxy Statement”). Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto), the Company and Parent shall (i) provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), and (ii) consider in good faith all comments reasonably proposed by the other Party within a reasonable time after having been provided such document or response for its review.

(b)           If prior to the Company Shareholders Meeting, any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required by applicable Law to be described in an amendment of, or a supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company of such event or information, and the Company and Parent shall reasonably cooperate in the prompt, and in any event within the earlier of (i) two (2) Business Days following the receipt of such notice and (ii) the date of the Company Shareholders Meeting, preparation and furnishing to the Company’s shareholders of any necessary amendment or supplement to the Proxy Statement. Nothing in this Section 8.1(b) shall limit the obligations of any Party under Section 8.1(a); provided, that none of the Parties shall be responsible for any delay in furnishing any such amendment or supplement to the Proxy Statement to the Company’s shareholders to the extent arising from a Party’s review of the foregoing or a Party’s good faith consideration and incorporation of any comments thereto proposed by the other Party.

(c)           If prior to the Company Shareholders Meeting, any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required by applicable Law to be described in an amendment of, or a supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent of such event, and Parent shall reasonably cooperate in the prompt, and in any event within the earlier of (i) two (2) Business Days following the happening of such event requiring an amendment or supplement and (ii) the date of the Company Shareholders Meeting, preparation and furnishing of any necessary amendment or supplement to the Proxy Statement to the Company’s shareholders. Nothing in this Section 8.1(c) shall limit the obligations of any party under Section 8.1(a); provided, that none of the Parties shall be responsible for any delay in furnishing any such amendment or supplement to the Proxy Statement to the Company’s shareholders to the extent arising from a Party’s review of the foregoing or a Party’s good faith consideration and incorporation of any comments thereto proposed by the other Party.

(d)           The Company shall, as soon as reasonably practicable following the date of this Agreement, hold a meeting of the shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholders Approval, and shall not submit any other proposals in connection with such Company Shareholders Meeting, without the prior written consent of Parent; provided that the Company shall use its reasonable best efforts to hold the Company Shareholders Meeting on the tenth (10th) day following the first mailing of the Proxy Statement to the Company’s shareholders. The Company shall use its reasonable best efforts to solicit the Company Shareholders Approval. The Company shall include in the Proxy Statement the recommendation of the Company Board that the Company’s shareholders give the Company Shareholders Approval. Notwithstanding anything herein to the contrary, the Company shall not make or file any amendment, supplement or change to the Proxy Statement without the written consent of Parent except as required by applicable Law; provided, that, if, at any time prior to the Company Shareholders Meeting, the Company or Parent discover any information relating to the Company, Parent or any of their respective Affiliates, officers or directors which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, disseminate it to the Company’s shareholders. The Company agrees that its obligations to hold the Company Shareholders Meeting pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal. The Company shall not adjourn the Company Shareholders Meeting without the prior written consent of Parent.

Section 8.2.                 Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that are necessary, proper or advisable to consummate the Merger, including certain Parent Disclosure Documents, (ii) obtaining and maintaining any approvals, consents, registrations, waivers, amendments, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger; and (iii) making any other submissions required in connection with the consummation of the Transaction under the 1933 Act, the 1934 Act, the BCA, the Norwegian Securities Trading Act and/or the OSE, applicable state, federal or foreign securities Laws or the NYSE, or applicable Euronext Growth Oslo rules and regulations; provided that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries expressly permitted by Section 8.1.

(b)           The Company and Parent undertake to enter into the Broker Engagement Agreement prior to the Closing Date.

Section 8.3.                 Certain Filings. The Parties shall reasonably cooperate with one another (i) in connection with the preparation of the Proxy Statement, or any other required Parent Disclosure Documents or Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the Transactions, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or any other Parent Disclosure Documents or Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers. No Party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Authority without the consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 8.4.                 Public Announcements. Subject to Section 6.4, the Parties shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions and none of the Parties nor any of their Affiliates shall issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of Parent (in the case of the Company and its Affiliates) or the Company (in the case of Parent, Merger Sub and their Affiliates), which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) the Company hereby consents to the submission of Parent’s Form 8-K on the date of this Agreement in the form previously provided by Parent or the Company to the other Party, as applicable, and to the distribution or dissemination of any Parent Disclosure Documents by Parent and any Company Disclosure Documents by the Company, and (b) nothing herein shall prohibit the making of any public statement or press release by a Party to the extent that in the judgment of such Party upon the advice of its outside counsel such public statement or press release is required by applicable Law or any listing agreement with or rule of any national securities exchange or association, in which case, the Party making such determination will, if practicable in the circumstances, allow the other Parties reasonable time to comment on such public statement or press release in advance of its issuance.

Section 8.5.                 Further Assurances. At and after the Closing Date, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 8.6.                 Notices of Certain Events. Prior to the Closing Date or the earlier termination of this Agreement in accordance with Section 10.1, each of the Company and Parent shall promptly notify the other if to the Knowledge of the Company or the Knowledge of Parent, as the case may be:

(a)           any written notice or other written communication is received from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions;

(b)           any written notice or other written communication is received from any Governmental Authority in connection with the Transactions;

(c)           any action, suit, claim, investigation or proceeding (including, for the avoidance of doubt, any Action involving a Contract for a Newbuilding or a Newbuilding) is commenced or, to the Knowledge of the Company or the Knowledge of Parent, as the case may be, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Company Vessels or Parent and any of its Subsidiaries or Parent Vessels, as applicable, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement;

(d)           any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied;

(e)           any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder occurs that would or would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied; and

(f)           any event occurs that has had a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Notwithstanding anything in this Section 8.6 to the contrary, the failure by a Party to comply with this Section 8.6 shall not constitute a breach of or non-compliance with any covenant or agreement by such Party for determining the satisfaction of the conditions to the obligations of the Parties set forth in Section 9.2(a) or Section 9.3(a).

Section 8.7.                 Stock Exchange Delisting. The Company shall use its reasonable best efforts to take all actions and do all things, reasonably necessary, proper or advisable on its part under applicable Laws and the requirements applicable to issuers admitted to trading on Euronext Growth Oslo to ensure that the NDRs relating to the Company Common Shares, subject to completion of the Merger, are removed from trading on Euronext Growth Oslo as of or as soon as practicable after the Closing Date, and the Company shall cooperate with Parent in connection therewith. No later than five (5) Business Days after the date hereof, the Company shall submit a report to the OSE confirming that it does not wish to remain admitted to trading on the Euronext Growth Oslo following the Closing.

Article IX
CONDITIONS TO THE MERGER

Section 9.1.                 Conditions to Obligations of Each Party. The respective obligations of each Party to effect the Merger are subject to the satisfaction of the following conditions unless the condition has been waived by mutual written agreement of the Company and Parent:

(a)           no applicable Law preventing or prohibiting the consummation of the Merger shall be in effect;

(b)           the Company Shareholders Approval shall have been obtained in accordance with the BCA and the Company’s bye-laws; and

(c)           the Parent Shares included in the Merger Consideration shall have been approved for listing on the NYSE, subject to the completion of the Merger and official notice of issuance.

Section 9.2.               Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Closing, of the following additional conditions:

(a)           each of Parent and Merger Sub shall have performed and complied with in all material respects all of the covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(b)           from the date hereof and through the Closing Date, there shall not have occurred a Parent Material Adverse Effect; and

(c)           Parent shall have delivered to the Company, as of the Closing Date, a certificate, dated as of such date, executed by an executive officer of Parent to the effect that the conditions set forth in clauses (a) and (b) of this Section 9.2 have been satisfied as of the Closing Date.

Section 9.3.                 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Closing, of the following additional conditions:

(a)           the Company shall have performed and complied with in all material respects with each of the covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(b)           from the date hereof through the Closing Date, there shall not have occurred a Company Material Adverse Effect; and

(c)           the Company shall have delivered to Parent, as of the Closing Date, a certificate, dated as of such date, executed by an executive officer of the Company to the effect that the conditions set forth in clauses (a) and (b) of this Section 9.3 have been satisfied as of the Closing Date.

Section 9.4.                 Frustration of Closing Conditions. Neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 8.2 or Section 8.5.

Article X
TERMINATION

Section 10.1.               Termination. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding the receipt of the Company Shareholders Approval), as follows:

(a)           by mutual written agreement of the Company and Parent; or

(b)           by either the Company or Parent, if:

(i)           the Effective Time shall not have occurred on or before November 15, 2026 (the “End Date”);

(ii)           the Company Shareholders Approval shall not have been obtained after a vote of the Company’s shareholders has been taken and completed at the duly convened Company Shareholders Meeting or at any adjournment thereof; or

(iii)          there shall be any applicable Law that prohibits the Company, Parent or Merger Sub from consummating the Merger and such prohibition shall have become final and nonappealable; or

(c)           by the Company, if Parent or Merger Sub shall have breached or failed to perform any of their covenants or obligations set forth in this Agreement, which breach or failure to perform, individually or in the aggregate, has resulted or would reasonably be expected to result in a failure of a condition set forth in Section 9.2(a) (such circumstance, a “Material Parent Breach”), and such Material Parent Breach cannot be or, to the extent curable by Parent or Merger Sub, has not been cured by the earlier of (1) the End Date and (2) five (5) days after the giving of written notice to Parent of such breach or failure; provided, that if such breach or failure to perform is capable of being cured by Parent by the End Date, such five (5) day period shall be extended until the second (2nd) Business Day prior to the End Date solely to the extent during such period Parent is using its reasonable best efforts to cure such breach or failure to perform; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this clause (c) if the Company is then in breach of any of its covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 9.3(a); and

(d)           by Parent, if the Company shall have breached or failed to perform any of its covenants or obligations set forth in this Agreement, which breach or failure to perform, individually or in the aggregate has resulted or would reasonably be expected to result in a failure of a condition set forth in Section 9.3(b) (such circumstance, a “Material Company Breach”), and such Material Company Breach cannot be or, to the extent curable by the Company, has not been cured by the earlier of (1) the End Date and (2) five (5) days after the giving of written notice to the Company of such breach or failure; provided, that if such breach or failure to perform is capable of being cured by the Company by the End Date, such five (5) day period shall be extended until the second (2nd) Business Day prior to the End Date solely to the extent during such period the Company is using its reasonable best efforts to cure such breach or failure to perform; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this clause (d) if Parent or Merger Sub is then in breach of any of their covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 9.2(a).

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other Party.

Section 10.2.               Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party; provided that, if such termination shall result from the intentional breach by a Party of its obligations hereunder or common law fraud, such Party shall be fully liable for any and all liabilities and damages incurred or suffered by the other Parties as a result of such breach (including liability for damages determined taking into account the loss of the economic benefits of the Transactions to the Company’s shareholders). For purposes of this Agreement, “intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of this Agreement. The Confidentiality Agreement and the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement pursuant to Section 10.1.

Article XI
MISCELLANEOUS

Section 11.1.               Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email transmission) and shall be given,

if to Parent or Merger Sub, to:

International Seaways, Inc.

c/o International Seaways Ship Management, LLC

600 Third Avenue, 39th Floor

New York, New York 10016

Attention: Legal Department and Chief Financial Officer

Email: LegalDepartment@intlseas.com and JPribor@intlseas.com with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: John L. Robinson, Esq.
Email: JLRobinson@wlrk.com

with a copy (which shall not constitute notice) to:

Advokatfirmaet Schjødt AS
Tordenskiolds gate 12
NO-0201 Oslo

Norway
Attention: Erlend Brun Bakken and Viggo Bang-Hansen
Email: erlendbrun.bakken@schjodt.com; viggo.bang-hansen@schjodt.com with a copy (which shall not constitute notice) to:

Carey Olsen Bermuda Limited

Rosebank Centre 5th Floor

11 Bermudiana Road

Pembroke HM 08, Bermuda

Attention: Alexander Collis

Email: alexander.collis@careyolsen.com

if to the Company, to:

Bruton Limited

9 Par-la-Ville Road, Hamilton HM11 Bermuda

Attention: Bjørn Isaksen

Email: bjorn@magnipartners.com

with a copy (which shall not constitute notice) to:

Ro Sommernes Advokatfirma AS
Hieronymus Heyerdahls gate 1, 0160 Oslo, Norway
Attention: Erling Lind and Håkon Hellerud
Email: erling.lind@rosom.no / hh@rosom.no

with a copy (which shall not constitute notice) to:

Conyers Dill & Pearman Limited

Richmond House, 12 Par-la-Ville Road

Pembroke HM 08, Bermuda
Attention: Guy Cooper
Email: guy.cooper@conyers.com

or to such other address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (in the time zone of the recipient) on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 11.2.               Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date.

Section 11.3.               Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that (i) any such amendment or waiver on behalf of the Company shall require the approval of the Company Board, and (ii) after the Company Shareholders Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under the BCA unless such amendment is subject to shareholder approval.

(b)           No waiver shall be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 11.4.               Expenses. Except as expressly otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

Section 11.5.               Exhibits; Disclosure Letters. All exhibits annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. References to this Agreement shall include the Company Disclosure Letter and the Parent Disclosure Letter. The Parties agree that any item or reference in any section or subsection of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the corresponding Sections or subsections of this Agreement and any other representations and warranties that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

Section 11.6.               Waiver. Subject to Section 11.3 hereof, at any time prior to the Effective Time, whether before or after the Company Shareholders Meeting, Parent (on behalf of itself and Merger Sub) may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Company, or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements or covenants of the Company or with any conditions to its own obligations. Any agreement on the part of Parent (on behalf of itself and Merger Sub) to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of Parent by its duly authorized officer. Subject to Section 11.3 hereof, at any time prior to the Effective Time, whether before or after the Company Shareholders Meeting, the Company may (a) extend the time for the performance of any of the covenants, obligations or other acts of Parent or Merger Sub, or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements or covenants of Parent or Merger Sub or with any conditions to its own obligations. Any agreement on the part of the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Company by its duly authorized officer. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Section 11.7.               Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of Norway, except (a) to the extent that Bermuda Law is mandatorily applicable to the Transactions, and (b) all matters relating to the fiduciary duties of the directors and officers of Company shall be subject to the Laws of Bermuda.

Section 11.8.               Jurisdiction. EACH OF THE PARTIES CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE ORDINARY COURTS IN NORWAY, WITH OSLO, NORWAY AS AGREED LEGAL VENUE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIFTEEN (15) CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

Section 11.9.               WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.             No Third Party Beneficiaries. Except as provided in Section 7.1 and Section 11.15 (which provisions are intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Person), the Parties hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties.

Section 11.11.             Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12.             Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages may not be adequate compensation for any loss incurred in connection therewith. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any ordinary court located in Norway, in addition to any other remedy to which they are entitled at law or in equity, and the Parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The Parties hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

Section 11.13.             Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 11.14.             Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.15.             Binding Effect; Benefit; Assignment.

(a)           The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the Parties and their respective successors and permitted assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns, except (i) as provided in Section 7.1 and (ii) the Company on behalf of the Company’s shareholders to pursue damages (including claims for damages based on loss of the economic benefits of the Transaction to the Company’s shareholders) in the event of the intentional breach of this Agreement prior to the Closing Date by Parent or Merger Sub (whether or not this Agreement has been terminated pursuant to Article X), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub.

(b)           No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement after the Closing Date to any Affiliate of Parent; provided, that no such assignment shall relieve Parent or Merger Sub of any obligations under this Agreement except to the extent fully performed. Any purported assignment without such prior written consents shall be void.

Section 11.16.             Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof and thereof.

Section 11.17.             Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

INTERNATIONAL SEAWAYS, INC.

By:	/s/ James D. Small III
Name: James D. Small III
Title: Chief Administrative Officer, Senior Vice President, General Counsel and Secretary

BRAVO LTD.

By:	/s/ James D. Small III
Name: James D. Small III
Title: Assistant Secretary

BRUTON LIMITED

By:	/s/ Mi Hong Yoon
Name: Mi Hong Yoon
Title: Director

[Signature page to Transaction Agreement]